EXHIBIT 10.28

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

among

FEDERAL-MOGUL CORPORATION AND CERTAIN OF ITS SUBSIDIARIES,

each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrowers,

THE LENDERS PARTY HERETO,

and

CITICORP USA, INC.,

as Administrative Agent

Citigroup Global Markets, Inc.,

as Sole Lead Arranger and Bookrunner

GMAC Commercial Finance LLC

State of California Public Employees’ Retirement System

Wachovia Capital Finance Corporation (Central)

Wells Fargo Foothill, LLC,

as Co-Documentation Agents

Dated as of November 23, 2005

i

Annex A	–	Commitment Amounts
Annex B		Addresses for Notices

Exhibit A	–	Approval Order
Exhibit B	–	Form of Security and Pledge Agreement
Exhibit C	–	Form of Borrowing Base Certificate
Exhibit D	–	Form of Opinion of Counsel
Exhibit E	–	Form of Assignment and Acceptance
Exhibit F	–	Form of F-M Canada Supplement
Exhibit G	–	Form of Intercreditor Agreement

Schedule 1.01	–	Existing Letters of Credit
Schedule 3.05	–	Subsidiaries
Schedule 3.06	–	Liens
Schedule 3.07	–	Environmental Reserves
Schedule 3.12	–	Intellectual Property
Schedule 3.13	–	Intercompany Loans to Foreign Subsidiaries
Schedule 6.03	–	Existing Indebtedness of Foreign Subsidiaries
Schedule 6.06	–	Existing Guarantees
Schedule 6.10	–	Existing Joint Venture Investments
Schedule 6.10(a)	–	Permitted Equity Investments in Existing Customers
Schedule 6.11	–	Surplus Real Estate Assets Eligible for Sale
Schedule 6.11(a)	–	Other Surplus Assets Eligible for Sale and Corresponding EBITDA
Schedule 6.13	–	Borrower Transaction Restrictions

CREDIT AND GUARANTY AGREEMENT

CREDIT AND GUARANTY AGREEMENT, dated as of November 23, 2005, among FEDERAL-MOGUL CORPORATION, a Michigan corporation (the “Parent”), each of the direct and indirect Domestic Subsidiaries of the Parent party to this Agreement (each individually, a “Borrower” and, collectively, the “Borrowers”), each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrowers, each a “Case” and, collectively, the “Cases”), CITICORP USA, INC. (“CUSA”) and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party hereto (together with CUSA, the “Lenders”), CUSA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, CITIBANK, N.A., as Fronting Bank, and CUSA, as Swing Line Lender.

INTRODUCTORY STATEMENT

WHEREAS, on October 1, 2001, the Borrowers filed voluntary petitions with the Bankruptcy Court initiating the Cases, and the Borrowers have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrowers and certain lenders (the “Existing DIP Lenders”) entered into a Revolving Credit and Guaranty Agreement dated as of December 9, 2004 (as amended, the “Existing DIP Credit Agreement”), pursuant to which the Existing DIP Lenders made available to the Borrowers a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $500,000,000 (subject to the terms and conditions of the Existing DIP Credit Agreement); and

WHEREAS, the Borrowers have applied to the Lenders for, and the Lenders have agreed to provide to the Borrowers, a term loan, revolving credit and letter of credit facility in an aggregate Dollar Equivalent principal amount not to exceed $775,000,000 (subject to the terms and conditions of this Agreement) that will replace the Existing DIP Credit Agreement and refinance all amounts outstanding thereunder; and

WHEREAS, the proceeds of the credit extended pursuant hereto will be used only as described in Section 3.10; and

WHEREAS, to provide for the repayment of the Loans and the Swing Line Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrowers hereunder and under the other Loan Documents, the Borrowers will provide to the Administrative Agent and the Lenders the following (each as more fully described herein):

(a) an allowed Superpriority Claim;

(b) a perfected first priority Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, upon all unencumbered property of the Borrowers and on all cash maintained in the Letter of Credit Account and any investment of the funds contained therein, provided that amounts in the Letter of Credit Account shall not be subject to the Carve-Out hereinafter referred to;

(c) a perfected junior Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all property of the Borrowers that is subject to valid, perfected and non-voidable liens in existence at the time of the commencement of the Cases (including the Stock Liens) or that is subject to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property (if any) that is subject to any Primed Liens, which Liens shall be primed as described in clause (d) below);

(d) a perfected first priority senior priming Lien, pursuant to Section 364(d)(1) of the Bankruptcy Code, upon all property of the Borrowers that is subject to any of the Primed Liens (it being understood that the Stock Liens shall not be primed or constitute part of the Primed Liens), which priming Liens shall be senior in all respects to all of the Primed Liens and any adequate protection liens granted to any party; and

(e) a guaranty from the Borrowers of the due and punctual payment and performance of the obligations of any Excluded Subsidiaries in respect of any letters of credit issued hereunder for the account thereof; and

WHEREAS, all of the claims granted hereunder in the Cases to the Administrative Agent and the Lenders shall be subject to the Carve-Out to the extent provided in Section 2.24;

Accordingly, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article 2.

“Account” shall mean any right to payment for goods sold in the ordinary course of business, regardless of how such right is evidenced and whether or not it has been earned by performance.

“Account Debtor” shall mean, with respect to any Account, the obligor with respect to such Account.

“Adjusted Eligible Accounts Receivable” shall mean Eligible Accounts Receivable, minus the Dilution Reserve.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves. For purposes hereof, the term “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Moneyline Telerate Markets (or on any successor or substitute page of such Service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by CUSA as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Affected Lender” shall have the meaning set forth in Section 2.30.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

“Agreement” shall mean this Credit and Guaranty Agreement, as the same may from time to time be amended, restated, modified or supplemented.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Citibank Rate for such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Citibank Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Citibank Rate or the Federal Funds Rate, respectively.

“Alternative Currency” shall mean (i) Euros or (ii) Pounds Sterling.

“AM Finished Goods” shall mean Finished Goods, manufactured by Borrowers for sale to an Account Debtor that is an after-market retailer or distributor of goods of that kind, as determined by the Administrative Agent in its sole discretion.

“Amounts” shall have the meaning set forth in Section 2.19(a).

“Approval Order” shall have the meaning set forth in Section 4.01(b).

“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans and similar commercial extensions of credit, any other fund that invests in bank loans and similar commercial extensions of credit and is managed by the same investment advisor as such Lender or by a Lender Affiliate of such investment advisor.

“Asian Investment” shall mean (i) the Investment by a Borrower or a Foreign Subsidiary of approximately $34,000,000 in up to three separate stages in an entity located in Asia in which a Foreign Subsidiary has already made an Investment as of the Closing Date, which Investment when completed will result in the Parent and the Subsidiaries owning a majority of the voting stock in such Asian company, with the exact dollar amount of such Investment to depend on currency exchange rate and stock market fluctuations but not to exceed $40,000,000, (ii) the incurrence, when such Asian company, solely as a result of the above described Investment, becomes a Subsidiary, of (A) the indebtedness of such Asian company, in the amount of approximately $90,000,000, which amount may include Factoring Arrangements and receivables securitizations, (B) the Liens on the assets of such Asian company securing such Indebtedness, (C) guarantee obligations of such Asian company in the amount of approximately $20,000,000, and (D) Investments of such Asian company in the amount of approximately $5,000,000 and (iii) such other transactions that are incidental to those contained in (i) and (ii) for the purpose of effecting the above described transactions.

“Asset Sale” shall mean a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than a Borrower), in one transaction or series of transactions, of all or any part of (i) the Borrowers’ or any of their Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the capital stock of any of the Borrowers (other than Parent) or their Subsidiaries in each case other than (x) Inventory, including scrap or obsolete Inventory, sold in the ordinary course of business and (y) sales of assets for aggregate consideration of less than $1,000,000 with respect to any transaction or series of related transactions.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit E.

“Available AM Finished Goods” at any date of determination shall be equal to the product of (i) Eligible AM Finished Goods multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available OE Finished Goods” at any date of determination shall be equal to the product of (i) Eligible OE Finished Goods multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available Raw Materials” at any date of determination shall be equal to the product of (i) Eligible Raw Materials multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“Blocker BV” shall mean that certain Foreign Subsidiary created by the Parent substantially as described on page 7 of the Federal-Mogul Corporation Pre-Emergence International Restructuring Plan.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” shall have the respective meanings set forth in the introductory paragraph to this Agreement.

“Borrowing” shall mean the incurrence of Loans of a single Class and Type made from all the Lenders in the applicable Class, as applicable, on a single date and having, in the case of Eurodollar Loans, a single Interest Period (with any ABR Loan made pursuant to Section 2.17 being considered a part of the related Borrowing of Eurodollar Loans).

“Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum, without duplication, of (a) 85% of Adjusted Eligible Accounts Receivable plus (b) Available Raw Materials, plus (c) Available OE Finished Goods, plus (d) Available AM Finished Goods, minus the Carve-Out. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.09 of this Agreement. Subject to the limitations and requirements set forth in Section 10.10(a) of this Agreement, standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Administrative Agent in its sole discretion, with any changes in such standards to be effective three (3) Business Days after delivery of notice thereof to the Borrowers.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit C hereto (with such changes therein as may be required by the Administrative Agent from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Financial Officer of the Parent, which shall include appropriate exhibits, schedules and supporting documentation, and additional reports (i) as outlined in Exhibit C, (ii) as requested by the Administrative Agent, and (iii) as provided in Section 5.09.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close (and, for a Letter of Credit, any day other than a day on which the Fronting Bank issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

“Canadian Dollars” shall mean lawful currency of the Dominion of Canada.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during such period and including that portion of Capitalized Leases which is capitalized on the consolidated balance sheet of the Borrowers and their Subsidiaries) by the Borrowers and their Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or intangibles or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by any of the Borrowers or their Subsidiaries to the extent of the gross amount of such purchase price less the book value of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Carve-Out” shall have the meaning set forth in Section 2.24.

“Case” and “Cases” shall have the respective meanings set forth in the introductory paragraph to this Agreement.

“Cash Management Provider” shall mean any Lender (or any of its Affiliates) that is providing treasury, depository or cash management services, any credit card services (including processing cards and travel and expense cards) or any automated clearing house transfer of funds services to the Parent or any Domestic Subsidiary.

“CGMI” shall mean Citigroup Global Markets Inc., and its successors.

“Change of Control” shall mean: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent; or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent, after the Closing Date, by Persons who were neither (A) nominated by the board of directors of Parent nor (B) appointed by the directors so nominated.

“China Restructuring” shall mean (i) the transfer by Federal-Mogul Pty Ltd., an Australian company, of its equity interest in Guangzhou Champion Spark

Plug Co. Ltd., a Chinese company, to the Parent, which transfer shall be made in exchange for a reduction in Intercompany Loans owing by Federal-Mogul Pty Ltd. to the Parent in an amount equal to the book value of the equity interests so transferred to the Parent, (ii) the Investment by the Parent and Federal-Mogul Global Inc., a Delaware corporation, in Federal-Mogul Holdings, Ltd., a Mauritius holding company, which Investment shall be effected by (A) Federal-Mogul Holdings, Ltd. issuing to the Parent equity interests in itself in exchange for (1) the equity interests owned by the Parent in Guangzhou Champion Spark Plug Co. Ltd., (2) the equity interests owned by the Parent in Federal-Mogul Qingdao Automotive Co. Ltd., a Chinese company, and transferred to the Parent from Federal-Mogul Pty Ltd., (3) the equity interests owned by the Parent in Federal-Mogul (Shanghai) Automotive Co. Ltd., a Chinese company; and (B) Federal-Mogul Holdings, Ltd. issuing to Federal-Mogul Global Inc. equity interests in itself in exchange for the equity interests owned by Federal-Mogul Global Inc. in Federal-Mogul Shanghai Bearings Co. Ltd., a Chinese company, and in Guangzhou Champion Spark Plug Co. Ltd. and (iii) such other transactions that are incidental to those contained in (i) and (ii) for the purpose of effecting the above described transactions.

“Citibank” shall mean Citibank, N.A., a national banking association, and its successors.

“Citibank Rate” shall mean the rate of interest per annum publicly announced from time to time by Citibank as its base rate in effect at its principal office in New York City; each change in the Citibank Rate shall be effective on the date such change is publicly announced.

“Class” (a) when used with respect to Lenders, shall refer to whether such Lenders are Term Lenders or Revolving Credit Lenders, (b) when used with respect to Commitments, shall refer to whether such Commitments are Term Loan Commitments or Revolving Credit Commitments or (c) when used with respect to Loans or a Borrowing, shall refer to whether such Loans, or the Loans comprising such Borrowing, are Term Loans or Revolving Credit Loans.

“Class Percentage” shall mean at any time (a) when used with respect to any Term Lender, the percentage obtained by dividing (x) such Term Lender’s Term Loan Commitment at such time, if any (or, if the Total Term Loan Commitment has been terminated, the aggregate principal outstanding amount of such Term Lender’s Term Loans at such time), by (y) the Total Term Loan Commitment at such time (or, if the Total Term Loan Commitment has been terminated, the aggregate outstanding principal amount of all Term Loans at such time), and (b) when used with respect to any Revolving Credit Lender, the percentage obtained by dividing such Revolving Credit Lender’s Revolving Credit Commitment at such time by the Total Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment has been terminated, the

Class Percentage of such Revolving Credit Lender immediately prior to such termination, adjusted to reflect any subsequent assignments pursuant to Section 10.03).

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived, which date is November 23, 2005.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the Collateral described in the Security and Pledge Agreement.

“Collateral Agent” shall mean Citicorp USA, Inc., in its capacity as Collateral Agent for the Lenders under the Loan Documents.

“Commitment” shall mean a Term Loan Commitment or a Revolving Credit Commitment, as applicable.

“Commitment Fee” shall have the meaning set forth in Section 2.21.

“Competitor” shall mean any Person engaged in the manufacture and supply of automotive components, sub-systems, modules and systems similar to the automotive components, sub-systems, modules and systems manufactured and supplied by the Borrowers or their Subsidiaries.

“Concentration Account” shall have the meaning set forth in Section 5.07.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated November 2005 and furnished to certain Lenders.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) depreciation expense, (b) amortization expense, (c) expenses or losses resulting from LIFO adjustments for inventory valuation in accordance with GAAP, (d) income tax expense, (e) interest expense, (f) extraordinary losses, (g) any non-recurring charge or restructuring charge which in accordance with GAAP is excluded from operating income, provided that the aggregate amount of charges added to Consolidated EBITDA for any period pursuant to this clause (g) that are cash charges or expenditures during such period or could reasonably be expected to become a cash charge or expenditure in any future period shall not exceed $56,000,000 for such period, (h) the cumulative effect of any changes in accounting principles, as shown on the Borrowers’ consolidated statement of income for such period, (i) amounts payable under any key employee retention program implemented during the Cases, (j) any pension contribution expense in respect of defined benefit plans, (k) any non-recurring Chapter 11 expenses and (l) any other non-cash charges not included in operating income or in clauses (f) or (g) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) extraordinary gains, (c) any income tax credits (to the extent not netted from income tax expense), (d) any income resulting from LIFO adjustments or inventory valuation in accordance with GAAP, (e) any pension income and gains in respect of defined benefit plans, (f) any other non-cash income or gains, and (g) the income, if any, attributable to Minority Interests, all as determined on a consolidated basis.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan of the Borrowers that is confirmed pursuant to an order of the Bankruptcy Court in the Cases.

“Contra Reserve” shall mean, at any date, a reserve determined in the Administrative Agent’s sole discretion, based upon the estimated amount of Accounts wherein the Account Debtor (i) is a creditor of a Borrower, (ii) has, may assert, has asserted or is reasonably expected to assert a right of set-off against a Borrower or (iii) has disputed or is reasonably expected to dispute its liability (whether by chargeback or otherwise) or made, may make or is reasonably expected to make any claim with respect to the Account or any other Account of a Borrower which has not been resolved, in each case, without duplication, to the extent of the amount owed by such Borrower to the Account Debtor, the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be.

“Critical Trade Vendors” shall mean those vendors that provide materials or goods that are either actually or practically available only from such vendor, as described in more detail in the Order Authorizing, But Not Requiring, Payment of Certain Critical Prepetition Trade Vendor Claims, entered by the Bankruptcy Court on October 9, 2001.

“Current Asset” shall mean (i) cash, cash equivalents or any asset expected to be converted into cash within one year (including marketable securities) (ii) all “accounts,” “inventory,” “deposit accounts,” “chattel paper,” “letter-of-credit rights,” and “health-care-insurance receivables”, as each such term is defined in the UCC (as defined in the Security and Pledge Agreement), whether or not included under clause (i), (iii) all books, records, ledger cards and other property at any time evidencing of relating thereto; and (iv) all proceeds and products of any of the foregoing, in any form, including, without limitation, any claims against third parties for loss or damage to or destruction of any or all of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent or Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (y) cash.

“CUSA” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Default Notice” shall have the meaning set forth in Section 7.01.

“Default Notice Period” shall have the meaning set forth in Section 7.01.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months or such other amount as may be determined by the Administrative Agent in its reasonable discretion in the event the Borrowers are unable to calculate dilution effectively in the manner contemplated.

“Dilution Reserve” shall mean, at any date, the product of (i) the applicable Dilution Ratio minus 5% (which amount shall not be less than zero) multiplied by (ii) the Eligible Accounts Receivable on such date.

“Dollar Equivalent” means, as to Dollars, the amount thereof, and as to any Alternative Currency, the Dollar equivalent of such Alternative Currency as determined by the Administrative Agent in accordance with the provisions of Section 2.31.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Parent and its Domestic Subsidiaries only (expressly excluding the income and expenses of all Excluded Subsidiaries of the Borrowers), determined on a consolidated basis in accordance with GAAP.

“Domestic EBITDA” shall mean, for any period, Domestic Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Domestic Consolidated Net Income for such period, in each case with respect to the Parent and its Domestic Subsidiaries only, the sum of (a) depreciation expense, (b) amortization expense, (c) expenses or losses resulting from LIFO adjustments for inventory valuation in accordance with GAAP, (d) income tax expense, (e) interest expense, (f) extraordinary losses, (g) any non-recurring charge or restructuring charge which in accordance with GAAP is excluded from operating income, provided that the aggregate amount of charges added to Domestic EBITDA for any period pursuant to this clause (g) that are cash charges or expenditures during such period or could reasonably be expected to become a cash charge or expenditure in any future period shall not exceed $56,000,000 for such period, (h) the cumulative effect of any changes in accounting principles, as shown on the Borrowers’ consolidated statement of income for such period, (i) amounts payable under any key employee retention program implemented during the Cases, (j) any pension contribution expense in respect of defined benefit plans, (k) any non-recurring Chapter 11 expenses and (1) any other non-cash charges not included in operating income or in clauses (f) or (g) and minus, to the extent included in the statement of such Domestic Consolidated Net Income for such period, in each case with respect to the Parent and its Domestic Subsidiaries only, the sum of (a) interest income, (b) extraordinary gains, (c) any income tax credits (to the extent not netted from income tax expense), (d) any income resulting from LIFO adjustments or inventory valuation in accordance with GAAP, (e) any pension income and gains in respect of defined benefit plans, (f) any other non-cash income or gains, and (g) the income, if any, attributable to Minority Interests in Domestic Subsidiaries, all as determined on a consolidated basis.

“Domestic Subsidiary” shall mean any Subsidiary incorporated, organized or formed under the laws of any jurisdiction of the United States (other than an Excluded Subsidiary).

“Dormant Foreign Subsidiary” shall mean, at any time, a Foreign Subsidiary (other than F-M Taiwan) whose consolidated total assets (together with its consolidated Subsidiaries) do not exceed $12,500,000 and whose consolidated total revenues (together with its consolidated Subsidiaries) do not exceed $5,000,000, in each case as measured on the basis of the financial statements most recently delivered to the Lenders pursuant to this Agreement.

“Dutch Co-op” shall mean that certain Foreign Subsidiary created by the Parent substantially as described on page 4 of the Federal-Mogul Corporation Pre-Emergence International Restructuring Plan.

“Eligible Accounts Receivable” shall mean, at the time of any determination thereof, each Account of a Borrower that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been invoiced to, and represents the bona fide amounts due to any of the Borrowers from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Borrower and (ii) in each case is subject to the Borrowers’ corporate accounts receivable credit and collection policies, procedures and practices and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below or otherwise deemed by the Administrative Agent in good faith to be ineligible for inclusion in the calculation of the Borrowing Base as described below. Eligible Accounts Receivable shall exclude the Contra Reserve, the Rebate Reserve and Non-Core Accounts Receivable. Without limiting the foregoing, to qualify as Eligible Accounts Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrowers, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)), (ii) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement and (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account. Unless otherwise approved from time to time in writing by the Administrative Agent (subject to the limitations and requirements set forth in Section 10.10(a)), no Account shall be an Eligible Account Receivable if, without duplication:

(a) the relevant Borrower does not have sole lawful and absolute title to such Account; or

(b) except for Accounts subject to the Extended Terms Eligible Amount, (i) it is unpaid more than ninety (90) days from the original date of invoice or sixty (60) days from the original due date or (ii) it has been written off the books of the Borrowers or has been otherwise designated on such books as uncollectible; or

(c) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or

(d) the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind or is of uncertain credit quality, as determined by the Administrative Agent in its sole discretion; or

(e) the Account is not payable in Dollars or Canadian Dollars or the Account Debtor is either not organized under the laws of the United States of America or Canada, any State or Province thereof, or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, except to the extent the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by the Administrative Agent; or

(f) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the relevant Borrower duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance satisfactory to the Administrative Agent; or

(g) the Account is supported by a security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof; or

(h) (i) it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Lenders, subject to no other Liens other than Liens (if any) permitted by the Loan Documents or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in the Loan Documents relating to Accounts; or

(i) such Account was invoiced in advance of goods or services provided, or twice, or the income associated with such Account has not been earned; or

(j) such Account is classified as a note receivable by the Borrowers in accordance with the Borrowers’ current and historical practices; or

(k) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other written agreement providing for repurchase or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory; or

(l) the Account represents a progress-billing or otherwise does not represent a completed sale; or

(m) the Account Debtor is an Affiliate of the Borrowers; or

(n) such Account was not paid in full, and the Borrower created a new receivable for the unpaid portion of the Account, without the agreement of the customer, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or

(o) the Account is due and payable more than one hundred eighty (180) days from the original date of invoice;

(p) the Account is created on cash on delivery terms;

(q) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(r) as to all or any part of such Account, a check, promissory note, draft, trade acceptance of other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason.

Notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate exceed (i) 20% in respect of Account Debtors whose securities are rated Investment Grade by any of Moody’s or S&P or (ii) 10% in respect of all other Account Debtors, of the total amount of all Eligible Accounts Receivable at the time of any determination shall be deemed not to be Eligible Accounts Receivable to the extent of such excess. In determining the aggregate amount of Accounts from the same Account Debtor that are unpaid more than ninety (90) days from the date of invoice or more than sixty (60) days from the due date pursuant to clause (b) above, there shall be excluded the amount of any net credit balances relating to Accounts with invoice dates more than ninety (90) days prior to the date of determination or more than sixty (60) days from the due date. Furthermore, no Account shall be an Eligible Account Receivable if it is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than a Borrower has or has had or has purported to have or have had an ownership interest in such goods.

“Eligible AM Finished Goods” shall mean, on any date, Eligible Inventory composed of AM Finished Goods on such date as shown on the Borrowers’ perpetual inventory records in accordance with their current and historical accounting practices, minus Inventory Reserves.

“Eligible Assignee” shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) an Approved Fund; (iv) a Lender Affiliate; (v) the Fronting Bank; (vi) the Swing Line Lender; and (vii) any other financial institution satisfactory to the Administrative Agent and, in the case of an assignment of a Revolving Credit Commitment, the Borrowers.

“Eligible Inventory” shall mean, on any date, the Inventory Value of all Inventory owned by the Borrowers on such date deemed by the Administrative Agent in good faith to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, to qualify as “Eligible Inventory”, no Person other than the Borrowers shall have any direct or indirect ownership interest or title to such Inventory. Eligible Inventory shall exclude remanufactured parts and Inventory referred to as “cores inventory”. Unless otherwise from time to time approved in writing by the Administrative Agent (subject to the limitations and requirements set forth in Section 10.10(a)), no Inventory shall be deemed Eligible Inventory if (and without duplication):

(a) it is not owned solely by the Borrowers or the Borrowers do not have sole and good, valid and unencumbered title thereto; or

(b) it is not located in the United States (or, if F-M Canada becomes a Borrower in accordance with Section 10.19, with respect to Inventory owned by F-M Canada, such Inventory is not located in Canada); or

(c) it is not located on property owned or leased by the Borrowers or in a contract warehouse specified on a schedule attached to the Security and Pledge Agreement and segregated or otherwise separately identifiable from goods of all others, if any, stored on the premises; or

(d) it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent, except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges, in each case, not yet paid, to the extent of such unpaid rent or charges; or

(e) it is goods returned or rejected due to quality issues by the Borrowers’ customers or goods in transit to third parties (other than to warehouse sites described in clause (c) above); or

(f) it is not in good condition, does not meet all material standards imposed by any Governmental Authority having regulatory authority over it, is defective, is seconds or thirds or stale, or is obsolete or slow moving or unmerchantable, or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

(g) it is located at any operating facility that the Borrowers plan to close, or at any operating facility that is closed, within thirty (30) days from the date of determination of the most recent Borrowing Base; or

(h) it is comprised of film, pallets, and/or other shipping materials or supplies, repair parts, fuel, cartons used in production or other containers, and any other such material not considered used for sale by the Administrative Agent from time to time, in the Administrative Agent’s sole discretion; or

(i) the Borrowers classify such item as a sample item on their perpetual inventory records, or the Borrowers use such item for display; or

(j) it is a discontinued product or component thereof; or

(k) any portion of the Inventory Value thereof is attributable to intercompany profit among the Borrowers or their Affiliates; or

(l) it is damaged or marked for return to vendor;

(m) it is Work-In-Process; or

(n) it is consigned but still accounted for in the Borrowers’ perpetual inventory records.

“Eligible OE Finished Goods” shall mean, on any date, Eligible Inventory composed of OE Finished Goods on such date as shown on the Borrowers’ perpetual inventory records in accordance with their current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Raw Materials” shall mean, on any date, Eligible Inventory composed of Raw Materials to be used in the production of finished goods inventory for sale, as determined by the Administrative Agent in its sole discretion, on such date as shown on the Borrowers’ perpetual inventory records in accordance with current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of a group of which any of the Borrowers is a member and which is under common control within the meaning of Section 414(b) or (c) of the Code and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” shall have the meaning assigned thereto in Regulation D issued by the Board, as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article 2.

“Eurofriction” shall mean Federal-Mogul Eurofriction Ltd., a company incorporated in England and Wales and a U.K. Subsidiary.

“Eurofriction Investment” shall mean (i) the acquisition or retention of the business and assets of Eurofriction (including by Newco Eurofriction) for consideration not to exceed $4,000,000, which may be effected (a) by a Borrower or a Subsidiary making a secured loan to Eurofriction in the amount of such consideration, or (b) by a Borrower or a Subsidiary obtaining for such consideration an option to purchase the business and assets of Eurofriction, which option shall be secured by a Lien on the assets of Eurofriction, and which option Eurofriction may compel such Borrower or Subsidiary to exercise during a specified time period and (ii) such other transactions that are incidental to those contained in (i) for the purpose of effecting the above described transactions.

“European Tax Restructuring” shall mean (i) those transactions substantially as described in the Federal-Mogul Corporation Pre-Emergence International Restructuring Plan dated November 2005 and furnished to certain Lenders and (ii) such other transactions that are incidental to those contained in clause (i) for the purposes of effecting the transactions described therein.

“Euros” and “€” shall mean the single shared of currency of the participating member states of the European Union.

“Event of Default” shall have the meaning set forth in Article 7.

“Excluded Subsidiary” shall mean (i) any Foreign Subsidiary and any Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary in respect of which either (a) the pledge of more than 66% of the Capital Stock of such Foreign Subsidiary (or, in the case of a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary, the pledge of any Capital Stock of such Domestic Subsidiary) as Collateral or (b) the guaranteeing by such Subsidiary of, or the pledging of assets by such Subsidiary to secure, the Obligations, would, in the good faith judgment of the Borrowers, result in adverse tax consequences to the Borrowers or any of their Subsidiaries or would be unlawful for such Subsidiary and (ii) FM International, LLC, so long as 66% of its Capital Stock is pledged under the Security and Pledge Agreement and such entity has no operations other than holding the Capital Stock of any Foreign Subsidiary.

“Existing DIP Credit Agreement” shall have the meaning set forth in the Introductory Statement.

“Existing DIP Lenders” shall have the meaning set forth in the Introductory Statement.

“Existing Letters of Credit” shall mean all letters of credit issued pursuant to the Existing DIP Credit Agreement, outstanding immediately prior to the Closing Date and listed in Schedule 1.01.

“Extended Terms Eligible Amount” shall mean, on any date, for each Extended Terms Customer, Accounts which are less than 1 day past due, arising as a result of the sale of goods with payment terms in excess of ninety (90) days and not greater than one hundred eighty (180) days.

“Extended Terms Customer” shall mean, on any date, Account Debtors which have terms of sales greater than ninety (90) days, but not greater than one hundred eighty (180) days.

“Factoring Arrangements” shall mean any arrangements between a Non-Debtor Foreign Subsidiary and a third party (other than an Affiliate) under which the Accounts of such Subsidiary are factored on a non-recourse basis.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business

Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank on such day on such transactions as determined by the Administrative Agent.

“F-M Canada” shall mean Federal-Mogul Canada Limited, a Canadian corporation.

“F-M Canada Addition Date” shall have the meaning set forth in Section 10.19.

“F-M Investments B.V.” shall mean Federal-Mogul Investments B.V., a Netherlands corporation.

“F-M Taiwan” shall mean Federal Mogul Taiwan, Inc., a company organized under the laws of the Republic of China.

“Fees” shall collectively mean the Commitment Fees, Letter of Credit Fees and other fees referred to in Sections 2.20, 2.21 and 2.22.

“Fee Letter” shall have the meaning set forth in Section 2.20.

“Filing Date” shall mean October 1, 2001.

“Final Order” shall mean the Final Order (I) Authorizing Debtors to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d), (II) Authorizing use of Cash Collateral Pursuant to 11 U.S.C. §363 and Granting Adequate Protection to the Holders of the Existing Obligations Referred to Below entered by the Bankruptcy Court on November 21, 2001 in connection with the Existing DIP Agreement.

“Financial Officer” shall mean the Chief Financial Officer, Controller, Treasurer or Assistant Treasurer of a Borrower.

“Finished Goods” shall mean goods to be sold by the Borrowers in the ordinary course of business.

“Fixed Asset” shall mean any asset that is not a Current Asset.

“Foreign Subsidiary” shall mean a Subsidiary which is incorporated or organized under the laws of a jurisdiction outside of the United States.

“Fronting Bank” shall mean Citibank (or an Affiliate, including any Affiliate located in the United Kingdom), or such other commercial bank as may agree with Citibank to act in such capacity for the Revolving Credit Lenders.

“GAAP” shall mean accounting principles generally accepted in the United States and applied in accordance with Section 1.02.

“Governmental Authority” shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case whether of the United States or foreign.

“Guaranteed Obligations” shall have the meaning set forth in Section 9.01(a).

“Holding Company” shall mean a Subsidiary whose assets and activities are substantially limited to the holding of securities or other ownership interests of other Subsidiaries.

“Indebtedness” shall mean, at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of such Person’s business, (y) property, including inventory, and services purchased, and expense accruals (other than trade payables) and deferred compensation items arising, in the ordinary course of such Person’s business and (z) in connection with the financing of insurance premiums on customary terms), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities and all obligations of such Person in respect of (x) currency swap agreements, currency future, forwards and/or option contracts and other similar agreements designed to hedge against fluctuations in foreign currency exchange rates or interest rates, (y) interest rate swap, cap or collar agreements and interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates and (z) swap agreements, future or option contracts and other similar agreements designed to hedge against fluctuations in commodities prices; (vii) all indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss in respect of such indebtedness, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such indebtedness, and (viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity solely to the extent such Indebtedness is required to be reflected on the balance sheet of such Person in accordance with GAAP and (ii) shall not include in any event any Joint Venture Put Obligation or any Factoring Arrangement.

“Indemnified Party” shall have the meaning set forth in Section 10.06.

“Indentures” shall mean, collectively, (i) the Indenture, dated as of August 12, 1994, between Parent and U.S. Bank Trust National Association (as successor to Continental Bank), as trustee, together with the First Supplemental Indenture thereto, dated as of July 8, 1998, the Second Supplemental Indenture thereto, dated as of October 9, 1998, and the Third Supplemental Indenture thereto, dated as of December 29, 2000, (ii) the Indenture, dated as of June 29, 1998, between Parent and The Bank of New York, as trustee, together with the First Supplemental Indenture thereto, dated as of June 30, 1998, the Second Supplemental Indenture thereto, dated as of July 21, 1998, the Third Supplemental Indenture thereto, dated as of October 9, 1998, and the Fourth Supplemental Indenture thereto, dated as of December 29, 2000, and (iii) the Indenture, dated as of January 20, 1999, among Parent, the guarantors party thereto and The Bank of New York, as trustee, together with the First Supplemental Indenture thereto, dated as of December 29, 2000, each as subsequently amended in accordance with the terms hereof and thereof.

“Insufficiency” shall mean, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

“Intercompany Indebtedness” shall mean any claim of an Affiliate of Parent against any other Affiliate of Parent, any claim of Parent against any of its Affiliates, and any claim of any Affiliate of Parent against Parent.

“Intercompany Loan Notes” shall mean (i) that certain note dated June 11, 1999 and payable by Federal-Mogul, S.A., a French company, to AE International Ltd. in the original principal amount of 142,404,240 French francs, (ii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to T&N International Ltd. in the original principal amount of 488,163,908 French francs, (iii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to AE International Ltd in the original principal amount of 904,841,256 French francs, (iv) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH, a German company, to AE International Ltd in the original principal amount of 126,979,412 Deutschmarks, (v) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH to T&N International Ltd in the original principal amount of 611,020,588 Deutschmarks, and (vi) that certain note dated May 22, 2001 and payable by Federal Mogul S.p.A., an Italian company, to T&N International Ltd in the original principal amount of €111,627,744.

“Intercompany Loan Notes Restructuring” shall mean, subsequent to the acquisition or retention of any of the Intercompany Loan Notes by one or more Borrowers or Foreign Subsidiaries pursuant to the Top-Up Offer: (i) any transfers of any of the Intercompany Loan Notes among the Foreign Subsidiaries, or from any of the Foreign Subsidiaries to any of the Borrowers, or (ii) any transfers of any of the Intercompany Loan Notes from any of the Borrowers to any of the Foreign Subsidiaries which transfers should in the reasonable judgment of the Parent provide material tax or financial benefits or avoid any material adverse tax or financial consequences for the Borrowers and/or the Subsidiaries, with any such transfers described in clauses (i) or (ii) above to be effected in consideration of Intercompany Loans, whether secured or unsecured, capital contributions, other Investments, dividends, distributions, share exchange, cash or other consideration and (iii) any one or more of the following actions taken with respect to any Intercompany Loan Note which actions should in the reasonable judgment of the Parent provide material tax or financial benefits or avoid any material adverse tax or financial consequences for the Borrowers and/or the Subsidiaries: (A) the forgiveness or rescheduling of any interest payments due thereon, (B) the capitalization of any interest payments due thereon, (C) the restructuring of such Intercompany Loan Note to eliminate interest payments thereon on a going-forward basis or change the amortization thereof, (D) the exchange or conversion of any or all of the Indebtedness represented by such Intercompany Loan Note for equity in the obligor company under such Intercompany Loan Note, and (E) repayment of all or part of the Indebtedness represented by such Intercompany Loan Note.

“Intercompany Loans” shall mean Intercompany Indebtedness for borrowed money.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated November 23, 2005 among CUSA, as Administrative Agent for the Lenders under this Agreement, and the Borrowers, substantially in the form of Exhibit G.

“Interest Payment Date” shall mean (i) as to any Eurodollar Loan, the last day of the applicable Interest Period, provided that with respect to Interest Periods exceeding three months, interest shall be payable on the three-month anniversary of the first day of the Interest Period and on the last day of the Interest Period, (ii) as to any ABR Loan (other than a Swing Line Loan), the last calendar day of each month and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.13 and (iii) as to any Swing Line Loan, the last calendar day of each month.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on either (i) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect in the related notice delivered pursuant to Section 2.06(b) or Section 2.13 or (ii) any Business Day chosen by the Borrowers that is agreed to by the Administrative Agent and each of the Lenders; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date.

“Inventory” shall mean all Raw Materials, Work-in-Process, and Finished Goods held by the Borrowers in the normal course of business.

“Inventory Reserves” shall mean the following, each as determined by the Administrative Agent from time to time:

(a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Borrowers’ perpetual accounting system and physical counts of the Inventory, but not less than 2% of the Eligible Inventory; or

(b) a reserve for slow move, obsolete or excess Inventory; or

(c) a reserve for favorable standard cost variances; or

(d) a reserve for amounts owing to landlords or warehousemen for Inventory stored at leased facilities or public warehouses which are not the subject of an access agreement acceptable to the Administrative Agent, in the amount of (i) to the extent the Borrowers are able to determine the Borrowers’ average monthly rental expense for such facility, three (3) times the Borrowers’ average monthly rental expense for such facility or (ii) in all other events, the Inventory Value of the Inventory stored at such leased facilities or public warehouses; or

(e) a reserve for Inventory located at contractors’ or vendors’ facilities in the amount of the Inventory Value of such Inventory; or

(f) any other reserve as deemed appropriate by the Administrative Agent in its sole discretion, from time to time; or

(g) a reserve for vendor rebates; or

(h) a reserve for lower of cost or market.

“Inventory Value” shall mean a dollar amount equal to the lesser of (i) the actual cost of Inventory determined on a basis consistent with GAAP and with the Borrowers’ current and historical accounting practice or (ii) the market value of such Inventory.

“Investments” shall have the meaning set forth in Section 6.10.

“Investment Grade” shall mean either (i) at least Baa3 by Moody’s (or the then equivalent) or (ii) at least BBB- by S&P (or the then equivalent).

“Italy Restructuring” shall mean (i) the merger of Federal-Mogul Ignition S.r.L., an Italian company, with and into Federal-Mogul Holding Italy S.r.L., an Italian company, pursuant to which merger transaction, the equity interests owned in Federal-Mogul Ignition S.r.L. by FM International, LLC, a Delaware limited liability company, Federal-Mogul Netherlands B.V., a Netherlands company, and Federal-Mogul Ignition Company, a Delaware corporation, will be exchanged for equity interests in Federal-Mogul Holding Italy S.r.L., (ii) the merger of Federal-Mogul Operations Italy S.r.L., an Italian company and a wholly-owned subsidiary of Federal-Mogul Holding Italy S.r.L., with and into Federal-Mogul Holding Italy S.r.L., (iii) the Investment by a Borrower or an Excluded Subsidiary of up to €55,000,000 in Federal-Mogul Holding Italy S.r.L., which Investment may be effected by capital contributions, Intercompany Loans or a combination thereof, and (iv) such other transactions that are incidental to those contained in (i), (ii) and (iii) for the purpose of effecting the above transaction.

“Joint Venture Put Obligation” shall mean any obligation of any Borrower or any of its Subsidiaries (i) to purchase any Capital Stock of any Person that is a joint venture on the Closing Date, which Capital Stock is not owned by any Borrower or any of its Subsidiaries on the Closing Date, so long as such obligation is in existence on the Closing Date and has been disclosed by the Borrowers to the Lenders prior to the Closing Date and (ii) to purchase any Capital Stock of any joint venture formed after the Closing Date that is not owned by any Borrower or any of its Subsidiaries on the date of formation of such new joint venture, so long as the aggregate amount of obligations described in this clause (ii) shall not exceed $25,000,000 at the time of determination thereof (with the amount of any non-cash obligations to be estimated by the Borrowers in good faith).

“JPM DIP Credit Agreement” shall mean the “Existing DIP Credit Agreement” as defined in the Existing DIP Credit Agreement.

“JPM DIP Lenders” shall mean the “Existing DIP Lenders” as defined in the Existing DIP Credit Agreement.

“Lenders” shall have the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes the Revolving Credit Lenders, the Term Lenders, the Fronting Bank and the Swing Line Lender.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in loans and similar extensions of credit, any other fund that invests in loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Letter of Credit” shall mean any irrevocable letter of credit, including the U.K. Top-Up Offer Letter of Credit, issued pursuant to Section 2.03, which letter of credit shall be (i) a standby or import documentary letter of credit, (ii) denominated in Dollars or an Alternative Currency and (iii) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Fronting Bank.

“Letter of Credit Account” shall mean the account established by the Borrowers under the sole and exclusive control of the Administrative Agent maintained at the office of Citibank at 388 Greenwich Street, New York, New York 10013 designated as the “CUSA FAO Federal-Mogul Corp L/C Cash Collateral Account” that shall be used solely for the purposes set forth in Sections 2.03(b) and 2.14.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.22.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate undrawn stated amount of all Letters of Credit then outstanding plus (ii) all amounts theretofore drawn under Letters of Credit and not then reimbursed (converted, in the case of any amounts denominated in an Alternative Currency, to Dollars in accordance with Section 2.31).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” and “Loans” shall mean a Term Loan or a Revolving Credit Loan, as the context may require and, unless specified, shall not include Swing Line Loans.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security and Pledge Agreement and any other instrument or agreement executed and delivered in connection herewith.

“Maturity Date” shall mean December 9, 2006.

“Mexican Holdco” shall mean a corporation to be created as a Subsidiary and to be incorporated under the laws of one of the states of the United States, for the purpose of effecting the Mexican Restructuring.

“Mexican Restructuring” shall mean (i) the creation of Mexican Holdco, (ii) the transfer by FM International LLC of its equity interests in Servicos de Componentes Automotrices S.A., a Mexican company, to Mexican Holdco in exchange for equity interests in Mexican Holdco, (iii) the transfer by Federal-Mogul Ignition Company of its equity interests in Servicos de Componentes Automotrices S.A., a Mexican company, and Servicos Administrativos Industriales S.A., a Mexican company, to Mexican Holdco in exchange for equity interests in Mexican Holdco, (iii) the conversion of Mexican Holdco into a limited liability company, (iv) the transfer of the equity interests in Mexican Holdco by Federal-Mogul Ignition Company and FM International LLC to Federal-Mogul Investments B.V. in exchange for equity interests in Federal-Mogul Investments B.V., (v) the merger of Mexican Holdco with and into Federal-Mogul Investments B.V. and (vi) such other transactions that are incidental to those contained in (i), (ii), (iii), (iv) and (v) for the purpose of effecting the above described transactions

“Minority Interests” shall mean any shares of stock of any class of a Subsidiary of the Borrowers (other than directors’ qualifying shares if required by law) that are not owned by Borrowers or one of their Subsidiaries; Minority Interest shall be valued in accordance with GAAP.

“Minority Lenders” shall have the meaning set forth in Section 10.10(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean a Single Employer Plan, which (i) is maintained for employees of a Borrower or an ERISA Affiliate and at least one Person other than such Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which a Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

“Net Orderly Liquidation Rate” shall mean, at any time with respect to any domestic Inventory, the quotient (expressed as a percentage) of (i) the Net Orderly Liquidation Value of such Inventory divided by (ii) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm satisfactory to the Administrative Agent.

“Net Orderly Liquidation Value” shall mean, at any time, with respect to any domestic Inventory, the net liquidation value of such Inventory as then most recently determined, based on the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm satisfactory to the Administrative Agent.

“Net Proceeds” shall mean, in respect of any sale of assets, the proceeds of such sale after the payment of or reservation for expenses that are directly related to the sale, including, but not limited to, related severance costs, taxes payable, brokerage commissions, professional expenses, other similar costs that are directly related to the sale and the amount secured by valid and perfected Liens, if any, that are senior to the Liens on such assets held by the Administrative Agent on behalf of the Lenders. Notwithstanding the foregoing, the “Net Cash Proceeds” of an Excluded Subsidiary shall not include any amounts to the extent such amount may not be distributed (by way of dividends, intercompany loans or otherwise) to the Borrowers or Domestic Subsidiaries of the Borrowers because doing so would (1) violate legal restrictions binding upon such Excluded Subsidiary, (2) violate contractual restrictions contained in agreements with third parties (other than Affiliates of the Borrowers) entered into in good faith and binding upon such Excluded Subsidiary or (3) result in material adverse tax consequences to the Borrowers.

“New Dutch BV” shall mean that certain Foreign Subsidiary created by the Parent substantially as described on page 8 of the Federal-Mogul Corporation Pre-Emergence International Restructuring Plan.

“Newco Eurofriction” shall mean a company which may be incorporated in England and Wales, the equity interests in which company will be owned by one of the Borrowers or a Subsidiary, and which company will be created solely for the purpose of making the Eurofriction Investment.

“Newco UK” shall mean a company which may be incorporated in England and Wales, the equity interests in which company will be owned by one of the Borrowers or a Subsidiary, and which company will be created solely for the purposes of acquiring one or more of the Intercompany Loan Notes, granting a security interest in such Intercompany Loan Notes to one or more Borrowers or a Subsidiary in consideration of Intercompany Loans, holding such Intercompany Loan Notes and transferring such Intercompany Loan Notes to one or more Borrowers or Subsidiaries.

“New Subsidiary” shall have the meaning set forth in Section 6.10(xvi).

“Non-Core Accounts Receivable” shall mean, at the time of any determination, without duplication, (i) receivables arising from transactions that are not in the ordinary course of business, including equipment and equipment parts sales, (ii) Accounts arising from transactions other than sales to customers who are not Affiliates of any of the Borrowers of automobile, truck, aviation, farm or construction vehicle parts manufactured by the Borrowers, on usual and customary terms, in a manner consistent with historical sales practices, (iii) non-trade receivables and (iv) miscellaneous and sundry receivables.

“Non-Debtor Foreign Subsidiary” shall mean the Excluded Subsidiaries of the Borrowers other than the U.K. Subsidiaries, as set forth on Schedule 3.05, Newco Eurofriction and Newco UK.

“Obligations” shall mean (a) the due and punctual payment of principal of and interest on the Loans and Swing Line Loans and the reimbursement of the Dollar Equivalent of all amounts drawn under Letters of Credit (whether such Letters of Credit are issued for the account of the Borrowers or the Excluded Subsidiaries and including, without limitation, the Guaranteed Obligations), (b) the due and punctual payment of the Fees and all other present and future, fixed or contingent, monetary obligations of the Borrowers to the Lenders and the Administrative Agent under the Loan Documents, (c) the due and punctual payment of principal of and interest on and all other amounts with respect to all Indebtedness described in clause (x) of Section 6.03(vi), (d) the due and punctual payment of obligations owed to a Lender or any Affiliate of a Lender described in Section 6.03(viii); provided that the obligations described in clause (c) and clause (d) and consisting of obligations in respect of (x) currency swap agreements, currency future, forwards and/or option contracts and other similar agreements designed to hedge against fluctuations in foreign currency exchange rates or interest rates, (y) interest rate swap, cap or collar agreements and interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates or (z) swap agreements, future or option contracts and other similar agreements designed to hedge against fluctuations in commodities prices with an aggregate notional amount in excess of $30,000,000 shall not constitute “Obligations” unless (1) the incurrence thereof has been approved by the Bankruptcy Court or (2) such obligations are U.K. Settlement Agreement Hedging Obligations.

“OE Finished Goods” shall mean Finished Goods, manufactured by Borrowers pursuant to an order by an Account Debtor, for use in such Account Debtor’s (original equipment) manufacturing processes, as determined by the Administrative Agent in its sole discretion.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership or formation, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any unlimited liability company, its certificate of formation, as amended, and its memorandum and articles of association, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state of similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Currency” shall have the meaning set forth in Section 2.32.

“Other Currency” shall have the meaning set forth in Section 2.32.

“Other Taxes” shall have the meaning set forth in Section 2.19.

“Parent” shall mean have the meaning set forth in the introductory paragraph to this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Dissolution” shall mean (a) a dissolution of a Dormant Foreign Subsidiary or (b) the dissolution of F-M Taiwan, so long as the total assets held by F-M Taiwan at the time of the dissolution are less than $5,000,000.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from Standard & Poor’s Rating Group or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Administrative Agent or the bank with whom the Borrowers maintain their cash management system, provided that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with the Administrative Agent pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from Standard & Poor’s Rating Group or at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

(d) investments in commercial paper maturing within six months from the date of acquisition thereof and issued by (i) the holding company of the Administrative Agent or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least “A-2” or the equivalent thereof from Standard & Poor’s Rating Group or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

(e) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

(f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above;

(g) solely with respect to any Foreign Subsidiary, in addition to the investments described in clauses (a) through (f): (i) any investment of the type described in clause (a) that is a direct obligation of, or an obligation the principal of and interest on which are unconditionally guaranteed by any government of any country in which such Foreign Subsidiary conducts any operations, (ii) any investment of the type described in clause (b) that has ratings issued by any internationally recognized rating agency equivalent to those set forth in such clause, (iii) any investment of the type described in clause (c) issued or guaranteed by or placed with any commercial bank organized under the laws of any country in which such Foreign Subsidiary conducts any operations, (iv) any investment of the type described in clause (d) issued by the holding company of any commercial bank organized under the laws of any country in which such Foreign Subsidiary conducts any operations that has commercial paper with ratings issued by any internationally recognized rating agency equivalent to those set forth in such clause, and (iv) any investment of the type described in clause (f) that satisfies the requirements of any of the other investments described in this clause (g);

(h) to the extent owned on the Closing Date, investments in the capital stock of any direct or indirect Subsidiary of the Borrowers as disclosed in Schedule 3.05; and

(i) to the extent owned on the Closing Date, investments in joint ventures as disclosed in Schedule 6.10;

(j) additional investments in joint ventures or wholly-owned Subsidiaries of the Borrowers, in each case in existence on the Closing Date, during the term of this Agreement in an aggregate amount not to exceed $40,000,000;

(k) a Capital Expenditure in the form of an equity investment in either a newly formed Domestic Subsidiary organized as a limited liability company and wholly-owned by Federal-Mogul World Wide, Inc., which would register to do business in Japan as a U.S. branch, or, directly or indirectly, in an existing Non-Debtor Foreign Subsidiary organized in Japan, not to exceed $13,000,000 in the aggregate, in connection with the establishment of a technical center in Yokohama, Japan;

(l) additional investments in Federal-Mogul Sealing Systems Hungaria Bt., a Hungarian entity, in an aggregate amount not to exceed $30,000,000; and

(m) all guarantees and other liabilities permitted under Section 6.06.

“Permitted Liens” shall mean (i) Liens in favor of the Administrative Agent on behalf of the Lenders and their Affiliates; (ii) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (iii) Liens of landlords and Liens of statutory carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the Filing Date or thereafter imposed by law and created in the ordinary course of business; (iv) Liens (other than any Lien imposed under ERISA) incurred or deposits made (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations incurred in the ordinary course of business; (v) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere with the ordinary conduct of the business of any Borrower, and which do not detract from the value of the property to which they attach or materially impair the use thereof to any Borrower; (vi) purchase money Liens (including Capitalized Leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness permitted by Section 6.03(iv) or Section 6.03(ii) solely for the purpose of financing the acquisition of such property; (vii) Liens set forth on Schedule 3.06; (viii) Liens on the assets of Non-Debtor Foreign Subsidiaries granted to secure (x) Indebtedness of Non-Debtor Foreign Subsidiaries owed to Persons other than Affiliates, incurred pursuant to Section 6.03(vii) and in an aggregate outstanding principal amount not to exceed $15,000,000 at any date, (y) Intercompany Loans from the Borrowers permitted by Section 6.10(v) and Section 6.10(vi) and (z) Intercompany Loans permitted by Section 6.10(xi); (ix) Liens on the assets of the U.K. Subsidiaries granted to secure Intercompany Loans from the Borrowers permitted by Section 6.10; (x) Liens consisting of deposits with derivatives traders as may be required pursuant to the terms of the International Swap Dealers Association Master Agreement(s) executed in the ordinary course of business in connection with the Borrowers’ foreign exchange, commodities and interest hedging programs in an aggregate amount not to exceed at any time $15,000,000; (xi) Liens junior to the senior Liens contemplated hereby that are granted by the Approval Order as adequate protection to the Primed Parties, provided that the Approval Order provide that the holders of such junior liens shall not be permitted to take any action to enforce their rights with respect to such junior liens as long as any amounts are outstanding under this Agreement or the Lenders have any Commitment hereunder, (xii) Liens described in Section 2.24(a)(iii); (xiii) Liens that secure prepetition obligations or indebtedness (other than obligations under the Prepetition Agreements) in an aggregate amount less than or equal to $20,000,000 that are not being primed as described in the Approval Order; (xiv) Liens on the Collateral securing the Indebtedness described in Section 6.03(vi); (xv) Liens securing the Obligations owed to CUSA, Citibank or their respective Affiliates and not permitted by the foregoing clauses; (xvi) Liens on assets of any Non-Debtor Foreign Subsidiary securing Intercompany Loans owed by any Non-Debtor Foreign Subsidiary to any U.K. Subsidiary; (xvii) Liens on accounts receivable which arise in connection with any receivables securitization permitted under Section 6.11(vi); (xviii) Liens junior to the senior Liens contemplated hereby on the assets of any Borrower, which Liens are granted to secure such Borrower’s reimbursement and contribution obligations to the other Borrowers in accordance with and subject to the terms of the Approval Order, (xix) Liens granted by one or more Borrowers or Subsidiaries on cash, cash equivalents and Permitted Investments of the type described in clauses (a) through (g) of the definition thereof, which cash, cash equivalents or Permitted Investments are posted by such Borrowers or Subsidiaries to secure the Top-Up Offer in accordance with the U.K. Settlement Agreement, (xx) Liens existing at the time of consummation of the Asian Investment on assets of the Asian company constituting the Asian Investment, which Liens secure the Indebtedness of such Asian company then outstanding, (xxi) Liens granted by one or Borrowers or Subsidiaries in one or more Intercompany Loan Notes to one or more Borrowers or Subsidiaries in consideration for Intercompany Loans made to finance either the acquisition or retention of the Intercompany Loan Notes or the Intercompany Loan Notes Restructuring, (xxii) cash deposits in an amount of approximately $2,000,000 representing all future rental payments owing by Federal-Mogul Sealing Systems Ltd. with respect to its facility located in Slough, United Kingdom, which cash deposits are required by the landlord of such facility in order to permit Federal-Mogul Sealing Systems Ltd. to terminate its lease of such facility early, (xxiii) Liens on assets of Eurofriction granted in connection with the Eurofriction Investment, and (xxiv) Liens created in connection with extensions, renewals or replacements, including replacement Liens granted by the Bankruptcy Court, of any Lien referred to in clauses (i) through (xxiii) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean a Single Employer Plan or a Multiemployer Plan.

“Pounds Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“Prepetition Agreements” shall mean the Prepetition Credit Agreement, the Surety Bonds and each other agreement entered into prior to the Filing Date relating to obligations or indebtedness of the Borrowers in an aggregate amount in excess of $20,000,000.

“Prepetition Credit Agreement” shall mean that certain Fourth Amended and Restated Credit Agreement dated as of December 29, 2000, as amended, among Parent, each Foreign Subsidiary Borrower (as defined therein), the banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as lead arranger, book manager and administrative agent.

“Prepetition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or trade payables or other prepetition claims against the Borrowers, including, without limitation, reclamation claims, materialmen’s liens and prepetition claims of Critical Trade Vendors.

“Primed Liens” shall have the meaning set forth in Section 2.24(a).

“Primed Parties” shall mean the holders of the Primed Liens.

“Quarterly Adjustment Date” shall have the meaning set forth in Section 6.05.

“Raw Materials” shall mean any raw materials or Supplies used or consumed in the manufacture, packing or shipping of goods to be sold by the Borrowers in the ordinary course of business.

“Rebate Reserve” shall mean, at any time of determination, an amount owing or payable to Account Debtors pursuant to incentive marketing programs or similar programs, as determined by the Administrative Agent in its sole discretion from time to time.

“Refunding Borrowing” shall have the meaning set forth in Section 2.03(e).

“Register” shall have the meaning set forth in Section 10.03(d).

“Reorganization Plan” shall mean a plan of reorganization in any of the Cases.

“Replacement Lender” shall have the meaning set forth in Section 2.30.

“Required Lenders” shall mean, at any time, Lenders holding in excess of 50% of the sum of (i) the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, the Total Revolving Credit Usage), and (ii) the aggregate outstanding principal amount of the Term Loans (or, if the Term Loans shall not yet have been made, the Total Term Loan Commitment).

“Required Revolving Credit Lenders” shall mean, at any time, Lenders holding in excess of 50% of the sum of the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, the Total Revolving Credit Usage).

“Required Term Lenders” shall mean, at any time, Lenders holding in excess of 50% of the sum of the aggregate outstanding principal amount of the Term Loans (or, if the Term Loans shall not yet have been made, the Total Term Loan Commitment).

“Restricted Subsidiaries” shall mean (i) each of Dutch Co-op, Blocker BV, Spanish ETVA and New Dutch BV and (ii) any Foreign Subsidiary that is (x) any Holding Company that is (1) directly owned by F-M Investments B.V. or (2) directly owned by another Foreign Subsidiary that is directly owned by F-M Investments B.V. and (y) created as part of the European Tax Restructuring to serve a similar purpose in the European Tax Restructuring as those Foreign Subsidiaries listed in clause (i).

“Restricted Subsidiary Prohibited Indebtedness” shall mean (i) Indebtedness owed by any Restricted Subsidiary to any Person other than the Parent or another Subsidiary of the Parent and (ii) Intercompany Loans owed by any Restricted Subsidiary to the Parent or any other Subsidiary of the Parent, including any Foreign Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing of Revolving Credit Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the amount set forth opposite its name on Annex A hereto under the caption “Revolving Credit Commitment” or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to this Agreement.

“Revolving Credit Commitment Percentage” shall mean at any time, with respect to each Revolving Credit Lender, the percentage obtained by dividing its Revolving Credit Commitment at such time by the Total Revolving Credit Commitment at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment shall have terminated, that has Revolving Credit Usage at such time).

“Revolving Credit Loan” shall have the meaning set forth in Section 2.01(a).

“Revolving Credit Usage” shall mean, at any time as to any Revolving Credit Lender, its Class Percentage of the sum of the then outstanding aggregate principal amount of the Revolving Credit Loans plus the aggregate Letter of Credit Outstandings plus the then outstanding aggregate principal amount of the Swing Line Loans at such time.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Security and Pledge Agreement” shall have the meaning set forth in Section 4.01(c).

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of a Borrower or an ERISA Affiliate or (ii) was so maintained and in respect of which a Borrower could have liability under Section 4069 of ERISA in the event such Plan has been or were to be terminated.

“Spanish ETVA” shall mean that certain Foreign Subsidiary created by the Parent substantially as described on page 5 of the Federal-Mogul Corporation Pre-Emergence International Restructuring Plan (or the alternative Foreign Subsidiary created as described on such page).

“Statutory Reserves” shall mean on any date the percentage (expressed as a decimal) established by the Board and any other banking authority which is the then stated maximum rate for all reserves (including but not limited to any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D issued by the Board, as in effect from time to time). Such reserve percentages shall include, without limitation, those imposed pursuant to said Regulation. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

“Stock Liens” shall have the meaning set forth in Section 2.24(a).

“Subsidiary” shall mean, with respect to any Person (referred to in this definition as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Super-majority Lenders” shall mean, at any time, Lenders including CUSA having Class Percentages aggregating at least 66-2/3% of each Class.

“Super-majority Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders including CUSA having Class Percentages aggregating at least 66-2/3%.

“Super-majority Term Lenders” shall mean, at any time, Term Lenders including CUSA having Class Percentages aggregating at least 66-2/3%.

“Superpriority Claim” shall mean a claim against any Borrower in any of the Cases which is a superpriority administrative expense claim having priority over any or all administrative expenses, including without limitation all administrative expenses of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may be secured by any lien, levy or attachment.

“Supplies” shall mean film, packaging and/or shipping supplies or materials not otherwise directly used in the production of Finished Goods.

“Surety Bonds” shall mean, collectively, the Contracts of Indemnity, each dated December 29, 2000, entered into by the Parent and certain of its Subsidiaries with (i) Travelers Casualty & Surety Company of America with respect to Performance Bond Number 103529126 and Performance Bond Number 103529229REL, each in the original maximum amount of $50,000,000, (ii) SAFECO Insurance Company of America with respect to Performance Bond Number 6066092 in the original maximum amount of $75,000,000, and (iii) National Fire Insurance Company of Hartford and Continental Casualty Company with respect to Performance Bond Number 929182983 in the original maximum amount of $75,000,000.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.07(b).

“Swing Line Lender” shall mean CUSA in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” shall have the meaning set forth in Section 2.07(a).

“T&N” shall mean T&N Limited, a company incorporated in England and Wales and a Subsidiary of the Parent.

“Taxes” shall have the meaning set forth in Section 2.19.

“Term Borrowing” shall mean a Borrowing of Term Loans.

“Term Lender” shall mean, at any time, any Lender that has a Term Loan Commitment at such time (or if the Total Term Loan Commitment shall have terminated, that has an outstanding Term Loan at such time).

“Term Loan” shall have the meaning set forth in Section 2.01(c).

“Term Loan Commitment” shall mean, as to each Term Lender, its obligation to make a single Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Term Loan Commitment” or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, (ii) the Consummation Date and (iii) the acceleration of the Loans and Swing Line Loans and the termination of the Total Commitment in accordance with the terms hereof.

“Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA and the regulations issued thereunder (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under Section 4043 of ERISA or such regulations) or an event described in Section 4068 of ERISA excluding events described in Section 4043(c)(9) of ERISA or 29 CFR §§ 2615.21 or 2615.23, or (ii) the withdrawal of any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(c) of ERISA, or the incurrence of liability by any Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition (other than the commencement of the Cases and the failure to have made any contribution accrued as of the Filing Date but not paid) which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC).

“Third Party Dividend” shall have the meaning set forth in Section 6.08.

“Top-Up Offer” shall mean that certain offer to purchase or retain the Intercompany Loan Notes from the U.K. Administrators in connection with the U.K. Settlement Agreement.

“Top-Up Purchase Agreement” shall have the meaning set forth in Section 4.03(d).

“Total Commitment” shall mean, at any time, the sum of the Revolving Credit Commitments and Term Loan Commitments at such time.

“Total Revolving Credit Commitment” shall mean, at any time, the sum of the Revolving Credit Commitments at such time.

“Total Revolving Credit Usage” shall mean, at any time, the sum of the Revolving Credit Usages at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of Term Loan Commitments. The Term Loan Commitment shall be $275,000,000 on the Closing Date.

“Tranche C Loans” shall have the meaning set forth in the Final Order.

“Transferee” shall have the meaning set forth in Section 2.19.

“Type” when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Adjusted LIBOR Rate and the Alternate Base Rate.

“U.K. Administration” shall have the meaning set forth in the definition of “U.K. Subsidiaries”.

“U.K. Administrators” shall mean James J. Gleave, Simon V. Freakley and Gary P. Squires of Kroll Limited and their successors as joint administrators of T&N, appointed by order of the High Court of Justice of England and Wales.

“U.K. Settlement Agreement” shall mean that certain agreement dated September 26, 2005 among the Parent, T&N, certain bankruptcy plan proponents, High River Limited Partnership, the U.K. Administrators and the Pension Protection Fund.

“U.K. Settlement Agreement Hedging Arrangement” shall mean those certain hedging contracts entered into by a Borrower or a Subsidiary substantially contemporaneously with such Person entering into the Top-Up Purchase Agreement with the U.K. Administrators in order to hedge such Borrower’s or Subsidiary’s exposure to fluctuations in the exchange rate between Dollars and Pounds Sterling and in interest rates in respect of payments made or to be made in connection with the U.K. Settlement Agreement or as a result of the U.K. Top-Up Offer Letter of Credit.

“U.K. Settlement Agreement Hedging Obligations” shall have the meaning set forth in Section 6.03.

“U.K. Subsidiaries” shall mean those Subsidiaries of the Borrowers which are organized under the laws of any jurisdiction in the United Kingdom and which are the subject of administration petitions under the U.K. Insolvency Act of 1986 (collectively, and including upon the grant of such petitions, the “U.K. Administration”) and are debtors in cases pending under Chapter 11 of the Bankruptcy Code.

“U.K. Subsidiary Proceedings” shall mean the proceedings of the U.K. Subsidiaries under Chapter 11 of the Bankruptcy Code commenced on the Filing Date.

“U.K. Top-Up Offer Letter of Credit” shall mean that certain Letter of Credit issued to provide funds to the Borrowers or any of their Subsidiaries in connection with the purchase or retention of the Intercompany Loan Notes in connection with the Top-Up Offer.

“Unused Total Revolving Credit Commitment” shall mean, at any time, (i) the Total Revolving Credit Commitment less (ii) the sum of (x) the aggregate outstanding principal amount of all Revolving Credit Loans and Swing Line Loans and (y) the aggregate Letter of Credit Outstandings.

“Wagner Brake Fluid Divestiture” shall mean an Asset Sale consisting of the sale by the Parent of some or all of the manufacturing equipment and intellectual property used in or relating to its brake fluid manufacturing operations in Missouri (which shall include information used in the manufacturing operations regarding blending technology but which shall not include any accounts receivables generated by the Parent in connection with such brake fluid manufacturing operations or the Wagner brand name) to Champion Brands LLC, substantially on the terms described by the Parent to the Lenders prior to the Closing Date for a purchase price not to exceed $3,000,000.

“Withdrawal Liability” shall have the meaning set forth under Part I of Subtitle E of Title IV of ERISA.

“Work-in-Process” shall mean goods to be sold by the Borrowers in the ordinary course of business, which are currently in the process of being manufactured.

“Working Capital Obligations” shall mean the obligations of the Parent under the U.K. Settlement Agreement to pay sufficient funds into the administration accounts of the U.K. Subsidiaries to restore the total “Working Capital” (as defined in the U.K. Settlement Agreement) to £20,000,000 (or such other amount as may be agreed to between the U.K. Administrators and the Parent.

Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to agreements, instruments or other documents shall, unless otherwise specified, be deemed to refer to such agreements, instruments or other documents as amended, supplemented or otherwise modified from time to time. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrowers’ audited financial statements referred to in Section 3.04.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.01. Commitment of the Lenders. (a) Each Revolving Credit Lender severally and not jointly with the other Revolving Credit Lenders agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans (each a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) to the Borrowers at any time and from time to time during the period commencing on the date hereof and ending on the Termination Date in an aggregate principal amount outstanding at any time not to exceed, when added to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the then aggregate Letter of Credit Outstandings and the then outstanding principal amount of all Swing Line Loans, the Revolving Credit Commitment of such Revolving Credit Lender, which Revolving Credit Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the Total Revolving Credit Usage exceed the Total Revolving Credit Commitment of $500,000,000, as the same may be reduced from time to time pursuant the terms of this Agreement.

(b) Each Revolving Credit Borrowing shall be made by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve the other Lenders of their obligations to lend.

(c) Each Term Lender severally agrees to make to the Borrower a single loan (each such loan, a “Term Loan”) in an amount equal to such Term Lender’s Term Loan Commitment on the date designated by the Borrowers therefor pursuant to Section 2.06(b), which date shall be no earlier than the Closing Date and no later than December 9, 2005. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

(d) Each Lender agrees to be bound by the terms of the Intercreditor Agreement, and hereby authorizes the Administrative Agent to execute the Intercreditor Agreement on its behalf.

Section 2.02. Borrowing Base. The Total Revolving Credit Usage shall not at any time exceed the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base, and no Revolving Credit Loan or Swing Line Loan shall be made or Letter of Credit issued in violation of the foregoing.

Section 2.03. Letters of Credit. (a) Upon the terms and subject to the conditions herein set forth, the Borrowers may request the Fronting Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and, subject to the terms and conditions contained herein, the Fronting Bank shall issue, for the account of (A) a Borrower or Non-Debtor Foreign Subsidiary or (B) solely in the case of the U.K. Top-Up Offer Letter of Credit, a Borrower or any Subsidiary, one or more Letters of Credit in either Dollars or an Alternative Currency in support of obligations of the Borrowers or one or more Subsidiaries, provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings would exceed $375,000,000, and (ii) the Total Revolving Credit Usage would exceed the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, and, provided further that no Letter of Credit shall be issued if the Fronting Bank shall have received notice from the Administrative Agent or the Required Revolving Credit Lenders that the conditions to such issuance have not been met.

(b) All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(c) Letters of Credit shall not expire later than the earlier of (i) one year from the issuance thereof, and (ii) five (5) days before the Maturity Date; provided that not more than $30,000,000 in Letter of Credit Outstandings may remain outstanding until such date which is one year after the Maturity Date; and provided further that if the Termination Date shall occur prior to the expiration of any Letter of Credit, the Borrowers shall, at or prior to the Termination Date, except as the Administrative Agent may otherwise agree in writing, (i) cause all Letters of Credit which expire after the Termination Date to be returned to the Fronting Bank undrawn and marked “canceled” or (ii) if the Borrowers are unable to do so in whole or in part, either (x) provide a “back-to-back” letter of credit to the Fronting Bank in a form satisfactory to the Fronting Bank and the Administrative Agent (in their sole discretion), issued by a bank satisfactory to the Fronting Bank and the Administrative Agent (in their sole discretion), in an amount equal to 105% of the Dollar Equivalent of the then undrawn stated amount of all outstanding Letters of Credit issued by the Fronting Bank and/or (y) deposit cash in the Letter of Credit Account in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to 105% of the Dollar Equivalent of the then undrawn stated amount of all Letter of Credit Outstandings as collateral security for the Borrowers’ reimbursement obligations in connection therewith, such cash to be remitted to the Borrowers upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations.

(d) The Borrowers shall pay to the Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.22 hereof, such fees and charges in connection with the issuance and processing of the Letters of Credit issued by the Fronting Bank as are customarily imposed by the Fronting Bank from time to time in connection with letter of credit transactions.

(e) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers in Dollars equal to the Dollar Equivalent of the amount so drawn (calculated as of the date of payment by the Fronting Bank) not later than the first Business Day following the date of draw and shall bear interest from the date of draw until the first Business Day following the date of draw at a rate per annum equal to the Alternate Base Rate plus 1.25% and thereafter until reimbursed in full at a rate per annum equal to the Alternate Base Rate plus 3.25% (computed on the basis of the actual number of days elapsed over a year of 360 days). The Borrowers shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Revolving Credit Borrowing (a “Refunding Borrowing”) without the satisfaction of the conditions precedent set forth in Section 4.02 or (y) if such draw occurs on or after the Termination Date, in cash. Each Lender agrees to make the Loans pursuant to any Revolving Credit Borrowing described in clause (x) of the immediately preceding sentence notwithstanding a failure to satisfy the applicable lending conditions thereto or the provisions of Sections 2.02 or 2.30.

(f) Immediately upon the issuance (or deemed issuance) of any Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold to each Lender other than the Fronting Bank and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from the Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Credit Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement with respect thereto. Upon any change in the Revolving Credit Commitments pursuant to Section 10.03, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Credit Commitment Percentages of the assigning and assignee Revolving Credit Lenders. Any action taken or omitted by the Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Fronting Bank any resulting liability to any other Revolving Credit Lender.

(g) In the event that the Fronting Bank makes any payment under any Letter of Credit and the Borrowers shall not have reimbursed such amount in full to the Fronting Bank pursuant to this Section, the Fronting Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Fronting Bank the amount of such Lender’s Class Percentage of the amount due from the Borrowers in Dollars and in same day funds. If the Fronting Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Revolving Credit Lenders prior to 11:00 a.m. (New York City time) on any Business Day, each Revolving Credit Lender shall make available to the Fronting Bank such Lender’s Class Percentage of such amount on such Business Day in same day funds. If and to the extent such Lender shall not have so made its Class Percentage of such amount available to the Fronting Bank, such Revolving Credit Lender agrees to pay to the Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date its Class Percentage of such amount is paid to the Administrative Agent for the account of the Fronting Bank at the Federal Funds Rate. The failure of any Revolving Credit Lender to make available to the Fronting Bank its Class Percentage of any such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Fronting Bank its Class Percentage thereof on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to do so. Whenever the Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Revolving Credit Lenders pursuant to this paragraph, the Fronting Bank shall pay to each Revolving Credit Lender which has paid its Class Percentage thereof, in Dollars and in same day funds, an amount equal to such Lender’s Class Percentage thereof.

(h) Letters of Credit may be issued for the account of Non-Debtor Foreign Subsidiaries (subject to availability and the $375,000,000 sub-limit). The face amount of Letters of Credit issued for the account of Non-Debtor Foreign Subsidiaries other than the U.K. Top-Up Offer Letter of Credit shall constitute a use of the amount of Intercompany Loans permitted to be made by the Borrowers pursuant to Sections 6.10(v) and (vi).

(i) Letters of Credit may be issued for the account of the U.K. Subsidiaries (subject to availability and the $375,000,000 sub-limit). The face amount of Letters of Credit issued for the account of U.K. Subsidiaries other than the U.K. Top-Up Offer Letter of Credit shall constitute a use of the amount of Intercompany Loans permitted to be made by the Borrowers pursuant to Section 6.10(vii).

Section 2.04. Issuance. Whenever the Borrowers desire the Fronting Bank to issue a Letter of Credit, they shall give to the Fronting Bank and the Administrative Agent at least two (2) Business Days’ prior written (including facsimile communication) notice (or such shorter period as may be agreed upon by the Administrative Agent, the Borrowers and the Fronting Bank) specifying the date on which the proposed Letter of Credit is to be issued (which shall be a Business Day), the currency of the proposed Letter of Credit (which shall be limited to either Dollars or an Alternative Currency) the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit and the name and address of the beneficiary thereof.

Section 2.05. Nature of Letter of Credit Obligations Absolute. The obligations of the Borrowers to reimburse the Revolving Credit Lenders for drawings made under any Letter of Credit shall be joint and several, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary of any Letter of Credit or against any of the Revolving Credit Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vi) the fact that any Event of Default shall have occurred and be continuing. Nothing in this Section 2.05 shall be construed to limit any claim any Borrower may have against the Fronting Bank for any direct damages suffered by such Borrower that are caused directly by the Fronting Bank’s gross negligence or willful misconduct in honoring a presentation of a draft that does not at least substantially comply with the terms of the Letter of Credit under which such draft is drawn.

Section 2.06. Making of Loans. (a) Except as contemplated by Section 2.12, Loans shall be either ABR Loans or Eurodollar Loans as the Borrowers may request subject to and in accordance with this Section, provided that all Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Eurodollar Loan or ABR Loan by causing any lending office of such Lender to make such Loan; provided that any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrowers pursuant to Sections 2.16 or 2.19. No more than twelve (12) Borrowings of Eurodollar Loans may be outstanding at any time.

(b) The Borrowers shall give the Administrative Agent prior written, facsimile or telephonic (confirmed promptly in writing) notice of each Borrowing hereunder (other than a Refunding Borrowing) of at least three (3) Business Days for Eurodollar Loans and one (1) Business Day for ABR Loans; such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall not be less than $5,000,000 or any integral multiple of $1,000,000 in excess thereof) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon, New York City time, on the third Business Day in the case of Eurodollar Loans and the first Business Day in the case of ABR Loans, preceding the date on which such Borrowing is to be made. Such notice shall specify the Class and Type of Loans comprising such Borrowing. If no election is made as to the Type of Loan, such notice shall be deemed a request for Borrowing of ABR Loans. The Administrative Agent shall promptly notify each Lender in the applicable Class of its proportionate share of such Borrowing, the Type of Borrowing, the date of such Borrowing or Loans being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the Borrowing date specified in such notice, each Lender in the applicable Class shall make its share of the Borrowing available at the office of the Administrative Agent at 2 Penn’s Way, New Castle, Delaware 19720, no later than 12:00 noon, New York City time, in immediately available funds. Upon receipt of the funds made available by the Lenders in the applicable Class to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of Borrowing delivered by the Borrowers.

Section 2.07. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein (including without limitation Section 2.02), the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding $50,000,000, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Credit Commitment Percentage of the Lender acting as Swing Line Lender of the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Outstandings, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan and the risk participations purchased by the Revolving Credit Lenders as set forth in the last sentence of this paragraph, the aggregate outstanding principal amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Outstandings, plus such Lender’s Revolving Credit Commitment Percentage of the outstanding principal amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow, prepay and reborrow under this Section 2.07. Each

Swing Line Loan shall be an ABR Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Credit Commitment Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. The Borrowers shall give the Swing Line Lender and the Administrative Agent prior written, facsimile or telephonic (confirmed promptly in writing) notice of each Swing Line Borrowing hereunder not later than 12:00 noon, New York City time, on the requested borrowing date; such notice shall be irrevocable and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.07(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., New York City time, on the borrowing date specified in the notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrowers.

(c) Repayment, Interest. The Borrowers shall repay each Swing Line Loan on the Maturity Date; provided that on each day that a Borrowing is made, the Borrowers shall repay Swing Line Loans then outstanding in an aggregate principal amount equal to the amount of such Borrowing (or, if less, all Swing Line Loans then outstanding). Each Swing Line Loan shall bear interest as set forth in Section 2.09.

(d) Prepayment. The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(e) Refinancing of Swing Line Loans. (i) At any time the Borrower may request, or the Swing Line Lender in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make an ABR Loan in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of Swing Line Loans then outstanding; provided that if the aggregate principal amount of Swing Line Loans outstanding on the last Business Day of any week exceeds $15,000,000, then the Swing Line Lender shall make such request on such last Business Day of such week. Such request shall be made in writing and in accordance with the requirements of Section 2.06(b), without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to Section 2.02 and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable written request described in the preceding sentence promptly after delivering such request to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Revolving Credit Commitment Percentage of the amount specified in such request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the office of the Administrative Agent not later than 1:00 p.m., New York City time, on the day specified in such request, whereupon, subject to Section 2.07(e)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.07(e)(i), the request for ABR Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.07(e)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(e)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.07(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.07(e) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a notice of Borrowing). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(f) Repayment of Participations. At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Revolving Credit Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(g) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its ABR Loan or risk participation pursuant to this Section 2.07 to refinance such Lender’s Revolving Credit Commitment Percentage of any Swing Line Loan, interest in respect of such Revolving Credit Commitment Percentage shall be solely for the account of the Swing Line Lender.

(h) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.08. Repayment of Loans and Unreimbursed Draws; Evidence of Debt. (a) The Borrowers hereby jointly and severally unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made by such Lender and for the account of each Revolving Credit Lender, each unreimbursed draw under all Letters of Credit as set forth herein.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender or solely with respect to each Revolving Credit Lender, participation in each Letter of Credit or Swing Line Loan in which such Revolving Credit Lender is participating, including, in each case, the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans or drafts drawn under any Letter of Credit in accordance with the terms of this Agreement. To the extent there is any conflict between the accounts maintained by any Lender and the Administrative Agent pursuant to paragraphs (b) and (c) of this Section with respect to the amount of any Loan made hereunder, the account maintained by such Lender shall control absent manifest error.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09. Interest on Loans. (a) Subject to the provisions of Section 2.10, each ABR Loan and each Swing Line Loan shall bear interest (computed, for ABR Loans wherein the Alternate Base Rate is determined by reference to the Federal Funds Rate, on the basis of the actual number of days elapsed over a year of 360 days, and otherwise computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to the Alternate Base Rate plus (i) in the case of a Revolving Credit Loan or a Swing Line Loan, 1.25% or (ii) in the case of a Term Loan, 1.00%.

(b) Subject to the provisions of Section 2.10, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate for such Interest Period in effect for such Borrowing plus (i) in the case of a Revolving Credit Loan, 2.25% or (ii) in the case of a Term Loan, 2.00%.

(c) Accrued interest on all Loans and Swing Line Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid).

Section 2.10. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or Swing Line Loan or in the payment of any other amount becoming due hereunder (other than the reimbursement pursuant to Section 2.03(e) of any draft drawn under a Letter of Credit, which shall be governed by the provisions of such Section), whether at stated maturity, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 2% above the then applicable rate.

Section 2.11. Optional Termination or Reduction of Commitment. Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Revolving Credit Commitment. Each such reduction or termination, as applicable, of the Unused Total Revolving Credit Commitment shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Any reduction or termination, as applicable, pursuant to this Section 2.11 shall be deemed to be a reduction or termination, as applicable, in the amount of such reduction or termination of the Total Revolving Credit Commitment and shall be applied pro rata to reduce the applicable Revolving Credit Commitment of each Revolving Credit Lender. Simultaneously with each reduction or termination, as applicable, of the Unused Total Revolving Credit Commitment, the Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender the Commitment Fee accrued on the amount of the Commitment of such Revolving Credit Lender so terminated or reduced through the date thereof.

Section 2.12. Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrowers and the Lenders, and any request by the Borrowers for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to Section 2.06 or 2.13 shall be deemed a request for a Borrowing of ABR Loans. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

Section 2.13. Refinancing of Loans. The Borrowers shall have the right, at any time, on three (3) Business Days’ prior irrevocable written notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m., New York City time, on the third Business Day preceding the date of any refinancing), (x) to refinance (without the satisfaction of the conditions set forth in Section 4.02 as a condition to such refinancing) any outstanding Borrowing or Borrowings of Loans of one Type (or a portion thereof) with a Borrowing of Loans of the other Type or (y) to continue an outstanding Borrowing of Eurodollar Loans for an additional Interest Period, subject to the following:

(a) as a condition to the refinancing of ABR Loans with Eurodollar Loans and to the continuation of Eurodollar Loans for an additional Interest Period, no Event of Default shall have occurred and be continuing at the time of such refinancing;

(b) if less than a full Borrowing of Loans shall be refinanced, such refinancing shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising such Borrowing held by the Lenders immediately prior to such refinancing;

(c) the aggregate principal amount of Loans being refinanced shall be at least $5,000,000 or any integral multiple of $1,000,000 in excess thereof, provided that no partial refinancing of a Borrowing of Eurodollar Loans shall result in the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 in aggregate principal amount;

(d) each Lender shall effect each refinancing by applying the proceeds of its new Eurodollar Loan or ABR Loan, as the case may be, to its Loan being refinanced;

(e) the Interest Period with respect to a Borrowing of Eurodollar Loans effected by a refinancing or in respect to the Borrowing of Eurodollar Loans being continued as Eurodollar Loans shall commence on the date of refinancing or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f) a Borrowing of Eurodollar Loans may be refinanced only on the last day of an Interest Period applicable thereto; and

(g) each request for a refinancing with a Borrowing of Eurodollar Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month.

In the event that the Borrowers shall not give notice to refinance any Borrowing of Eurodollar Loans, or to continue such Borrowing as Eurodollar Loans, or shall not be entitled to refinance or continue such Borrowing as Eurodollar Loans, in each case as provided above, such Borrowing shall automatically be refinanced with a Borrowing of ABR Loans at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Borrowers, promptly give each Lender notice of any refinancing, in whole or part, of any Loan made by such Lender.

Section 2.14. Mandatory Prepayments and Commitment Reductions; Commitment Termination. (a) If at any time the aggregate principal amount of the outstanding Revolving Credit Loans and Swing Line Loans plus the aggregate Letter of Credit Outstandings exceeds the lesser of (x) the Total Revolving Credit Commitment or (y) the Borrowing Base, the Borrowers will within one (1) Business Day (i) prepay the Revolving Credit Loans and Swing Line Loans (by prepaying Swing Line Loans first, until all outstanding Swing Line Loans are prepaid, and then prepaying Loans) in an amount necessary to cause the aggregate principal amount of the outstanding Revolving Credit Loans and Swing Line Loans plus the aggregate Letter of Credit Outstandings, including unreimbursed draws, to be equal to or less than the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, and (ii) if, after giving effect to the prepayment in full of the Revolving Credit Loans and Swing Line Loans, the aggregate Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account exceeds the lesser of (x) the Total Revolving Credit Commitment or (y) the Borrowing Base, deposit into the Letter of Credit Account an amount equal to 105% of the amount by which the aggregate Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account so exceeds the lesser of (x) the Total Revolving Credit Commitment or (y) the Borrowing Base. Any such amount deposited in the Letter of Credit Account pursuant to this Section 2.14(a) shall, unless an Event of Default has occurred and is continuing, be made available or refunded to the Borrowers by the Administrative Agent to the extent at any time the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base exceeds the aggregate principal amount of the outstanding Revolving Credit Loans and Swing Line Loans plus the aggregate Letter of Credit Outstandings.

(b) The Borrowers shall, upon the receipt of the Net Proceeds by any of the Borrowers from any Asset Sales (other than Asset Sales described in Section 6.11) by any Borrower, jointly and severally, apply such Net Proceeds as follows: (A) first, to repay the Swing Line Loans until all outstanding Swing Line Loans are paid; second, to repay the then outstanding Revolving Credit Loans (and the Total Revolving Credit Commitment shall be reduced by the amount of any such repayments); third, (x) if an Event of Default or an event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing or (y) if no Revolving Credit Loans or Swing Line Loans are then outstanding or if Revolving Credit Loans and Swing Line Loans in an aggregate principal amount that is less than the aggregate principal amount to be repaid in accordance with this subsection (b) are then outstanding, deposit an amount in the Letter of Credit Account up to 105% of the then Letter of Credit Outstandings; and (B) to repay the then outstanding Term Loans; and thereafter, such Net Proceeds may be retained by the Borrowers and invested in Permitted Investments or used for expenditures in the ordinary course of business (subject to compliance with the terms and conditions of this Agreement). Any such amount deposited in the Letter of Credit Account pursuant to clause (A)(y) of the foregoing sentence shall, unless an Event of Default has occurred and is continuing, be made available or refunded to the Borrowers by the Administrative Agent to the extent at any time the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base exceeds the aggregate principal amount of the outstanding Revolving Credit Loans and Swing Line Loans plus the aggregate Letter of Credit Outstandings. Net Proceeds from any Asset Sales (other than Asset Sales described in Section 6.11) by a Non-Debtor Foreign Subsidiary, net of the amount of any repayment obligations of such Non-Debtor Foreign Subsidiary with respect to third party financing arrangements, shall (i) reduce, on a dollar for dollar basis, the amount of postpetition Intercompany Loans which may be made by the Borrowers to the Non-Debtor Foreign Subsidiaries, provided, however, that in no event shall the permitted amount of postpetition Intercompany Loans by the Borrowers to the Non-Debtor Foreign Subsidiaries be less than $100,000,000 (without regard to deductions in respect of third party financing arrangements made available to the Non-Debtor Foreign Subsidiaries pursuant to clause (v) of

Section 6.10), and (ii) be applied by the Borrowers to (A) reduce the Total Revolving Credit Commitment and the Borrowers shall first, repay the Swing Line Loans until all outstanding Swing Line Loans are paid; and second, repay the then outstanding Revolving Credit Loans; and (B) repay the then outstanding Term Loans; in an aggregate amount equal to such Net Proceeds. Net Proceeds from any Asset Sales (other than Asset Sales described in Section 6.11) by a U.K. Subsidiary, net of the amount of any repayment obligations of such U.K. Subsidiary with respect to third party financing arrangements, shall (i) reduce, on a dollar for dollar basis, the amount of postpetition Intercompany Loans which may be made by the Borrowers to the U.K. Subsidiaries, and (ii) be applied by the Borrowers to (A) reduce the Total Revolving Credit Commitment and the Borrowers shall first, repay the Swing Line Loans until all outstanding Swing Line Loans are paid; and second, repay the then outstanding Revolving Credit Loans; and (B) repay the then outstanding Term Loans, in an aggregate amount equal to such Net Proceeds. Simultaneously with each reduction of the Total Revolving Credit Commitment pursuant to this subsection (b), the Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender the Commitment Fee accrued on the amount of the Commitment of such Revolving Credit Lender so reduced through the date thereof. Net Proceeds of Asset Sales to be applied pursuant to the preceding provisions of this Section 2.14(b) shall be applied first to (A) and then to (B), if and to the extent the related Asset Sale involves Current Assets and first to (B) and then to (A), if and to the extent the related Asset Sale involves Fixed Assets.

(c) Without duplication of any prepayment of the Revolving Credit Loans and the Swing Line Loans made pursuant to Section 2.14(a) or Section 2.14(b), at the close of each Business Day the Administrative Agent shall apply any amounts then on deposit in the Concentration Account to prepay first, the Swing Line Loans until all outstanding Swing Line Loans are paid; second, prepay the then outstanding Revolving Credit Loans, and the Borrowers hereby authorize the Administrative Agent to do so. No prepayment made pursuant to this Section 2.14(c) shall reduce the Total Revolving Credit Commitment, and amounts prepaid under the Revolving Credit Facility pursuant to this Section 2.14(c) may be reborrowed, subject to the other terms and conditions hereof.

(d) Upon the Termination Date, the Total Revolving Credit Commitment shall be terminated in full and the Borrowers shall pay the Loans in full and, if any Letter of Credit remains outstanding, comply with Section 2.03(b).

Section 2.15. Optional Prepayment of Loans; Reimbursement of Lenders. (a) The Borrowers shall have the right at any time and from time to time to prepay any Loans without premium or penalty (except for any breakage costs associated with Eurodollar Loans), in whole or in part, (x) with respect to Eurodollar Loans, upon at least three (3) Business Days’ prior written, facsimile or telephonic (confirmed promptly in writing) notice to the Administrative Agent and (y) with respect to ABR Loans on the same Business Day if written, facsimile or telephonic (confirmed promptly in writing) notice is received by the Administrative Agent prior to 1:00 p.m., New York City time; provided, however, that (i) each such partial prepayment shall be in integral multiples of $1,000,000, (ii) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.15(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.15(b) and (iii) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrowers to prepay such Loans by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) The Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, refinancing with ABR Loans) of any Eurodollar Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Borrowers deliver a notice of Borrowing under Section 2.06 in respect of Eurodollar Loans, such Loans are not made on the first day of the Interest Period specified in such notice of Borrowing for any reason other than a breach by such Lender of its obligations hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day, (x) in the case of a payment or refinancing with ABR Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Each Lender shall deliver to the Borrowers from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

(c) In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.15(a), the

Borrowers on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment, but without duplication of any amounts paid under Section 2.15(b). Each Lender shall deliver to the Borrowers from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

(d) Any partial prepayment of the Loans by the Borrowers pursuant to Sections 2.14 or 2.15 shall be applied as specified by the Borrowers or, in the absence of such specification, as determined by the Administrative Agent, provided that in the latter case no Eurodollar Loans shall be prepaid pursuant to Section 2.14 to the extent that such Loan has an Interest Period ending after the required date of prepayment unless and until all outstanding ABR Loans and Eurodollar Loans with Interest Periods ending on such date have been repaid in full.

Section 2.16. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of Taxes, Other Taxes and taxes imposed on, or measured by, the net income or overall gross receipts or franchise taxes of such Lender by the jurisdiction in which such Lender has its principal office or in which the applicable lending office for such Eurodollar Loan is located or by any political subdivision or taxing authority therein, or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which such Lender would not be subject to tax but for the execution and performance of this Agreement), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBOR Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender pursuant hereto, such Lender’s Commitment hereunder or the issuance of, or participation in, any Letter of Credit or participation in any Swing Line Loan by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into account Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay each Lender the amount shown as due on any such certificate delivered to it within ten (10) days after its receipt of the same. Any Lender receiving any such payment shall promptly make a refund thereof to the Borrowers if the law, regulation, guideline or change in circumstances giving rise to such payment is subsequently deemed or held to be invalid or inapplicable.

(d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 2.17. Change in Legality. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change after the date of this Agreement in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or (y) at any time any Lender determines that the making or continuance of any of its Eurodollar Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then, by written notice to the Borrowers, such Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.17, a notice to the Borrowers by any Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any Loans shall then be outstanding, on the last day of the then-current Interest Period, otherwise, such notice shall be effective on the date of receipt by the Borrowers.

Section 2.18. Pro Rata Treatment, etc. All payments and repayments of principal and interest in respect of the Loans of each Class (except as provided in Sections 2.16 and 2.17) shall be made for the pro rata benefit of the Lenders of such Class in accordance with their respective Class Percentages. All payments by the Borrowers hereunder shall be (i) except as otherwise provided in Section 2.19, net of any tax applicable to the Borrowers and (ii) made in Dollars in immediately available funds, without defense, setoff or counterclaim and free of any restriction or condition, at the office of the Administrative Agent by 12:00 noon, New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full or converted to a Loan of a different Type.

Section 2.19. Taxes. (a) Except as otherwise provided in this Section 2.19, any and all payments by the Borrowers hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on or measured by the net income, net profit or overall gross receipts of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a “Transferee”)) and franchise taxes imposed on the Administrative Agent or any Lender (or Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender (or Transferee) is organized or in which the applicable lending office of any such Lender (or Transferee) or applicable office of the Administrative Agent, is located or any political subdivision thereof or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which the Administrative Agent or such Lender (or Transferee) would not be subject to tax but for the execution and performance of this Agreement and (ii) taxes, levies, imposts, deductions, charges or withholdings (“Amounts”) with respect to payments hereunder to a Lender (or Transferee) or the Administrative Agent in accordance with laws in effect on the later of the date of this Agreement and the date such Lender (or Transferee) or the Administrative Agent becomes a Lender (or Transferee or Administrative Agent, as the case may be) but not excluding, with respect to such Lender (or Transferee) or the Administrative Agent, any increase in such Amounts solely as a result of any change in such laws occurring after such later date or any Amounts that would not have been imposed but for actions (other than actions contemplated by this Agreement) taken by the Borrowers after such later date (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers agree to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges, assessments or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrowers will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within thirty (30) days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers pursuant to this Section, it shall promptly notify the Borrowers of the availability of such refund and shall, within thirty (30) days after receipt of a request by the Borrowers, apply for such refund at the Borrowers’ expense. If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers pursuant to this Section, it shall promptly notify the Borrowers of such refund and shall, within thirty (30) days after receipt of a request by the Borrowers (or promptly upon receipt, if the Borrowers have requested application for such refund pursuant hereto), repay such refund to the Borrowers (to the extent of amounts that have been paid by the Borrowers under this Section with respect to such refund plus interest that is received by the Lender (or Transferee) or the Administrative Agent as part of the refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without additional interest thereon; provided that the Borrowers, upon the request of such Lender (or Transferee) or the Administrative Agent, agree to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund, and such Lender (or Transferee) or the Administrative Agent shall certify to the Borrowers that such refund has in fact been so repaid and provide evidence of such repayment reasonably satisfactory to the Borrowers. Nothing contained in this sub-Section (c) shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes that it deems to be confidential).

(d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes withheld by the Borrowers in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrowers will furnish to the Administrative Agent, at its address referred to on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) Each Lender (and Transferee) and the Administrative Agent shall, if not a United States Person (as such term is defined in Section 7701(a)(30) of the Code), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), deliver to the Borrowers and the Administrative Agent such certificates, documents and other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including two original copies of (A)

Internal Revenue Service Form W-9 (unless such Lender (or Transferee) or the Administrative Agent is an “exempt recipient” as defined in Treasury Regulations Section 1.6049-4(c) for which no withholding is required) and two original copies of (B) Internal Revenue Service Forms 1001, 4224, W-8BEN or W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender (or Transferee) or the Administrative Agent to establish that such payment is (i) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee) or the Administrative Agent of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax or subject to a reduced rate of such tax under a provision of an applicable tax treaty. Unless the Borrowers and the Administrative Agent have received forms or other documents satisfactory to them indicating that such payments hereunder are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate.

(g) The Borrowers shall not be required to pay any additional amounts to any Lender (or Transferee) or the Administrative Agent in respect of United States Federal withholding tax pursuant to sub-Section (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) or the Administrative Agent to comply with the provisions of sub-Section (f) above.

(h) Any Lender (or Transferee) or the Administrative Agent claiming any additional amounts payable pursuant to this Section 2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrowers or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee) or the Administrative Agent, be otherwise materially disadvantageous to such Lender (or Transferee) or the Administrative Agent.

Section 2.20. Certain Fees. The Borrowers shall pay to the Administrative Agent, for the respective accounts of the Administrative Agent and the Lenders, the fees set forth in that certain fee letter dated October 25, 2005 among the Administrative Agent, CGMI and the Parent (the “Fee Letter”) at the times set forth therein.

Section 2.21. Commitment Fee. The Borrowers shall pay to the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to but excluding the Termination Date calculated (on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to 0.375% on the average daily Unused Total Revolving Credit Commitment during the preceding quarter. The issuance of Letters of Credit shall be treated as usage of the Revolving Credit Commitment. Such Commitment Fee, to the extent then accrued, shall be payable (x) monthly, in arrears, on the last calendar day of each month, (y) on the Termination Date and (z) as provided in Section 2.11 and Section 2.14(b) hereof, upon any reduction or termination in whole or in part of the Total Revolving Credit Commitment.

Section 2.22. Letter of Credit Fees. The Borrowers shall pay with respect to each Letter of Credit (i) to the Administrative Agent on behalf of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to 2.25% per annum, on the Dollar Equivalent of the undrawn stated amount thereof, and (ii) to the Fronting Bank its customary fees for issuance, amendments and processing referred to in Section 2.03. In addition, the Borrowers agree to pay the Fronting Bank for its account a fronting fee in respect of each Letter of Credit issued by the Fronting Bank, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at the rate of 0.125% per annum on the average daily amount of Letter of Credit Outstandings with respect to such Letter of Credit, and payable at times to be determined by the Fronting Bank, the Borrowers and the Administrative Agent. Accrued fees described in clause (i) of the first sentence of this paragraph in respect of each Letter of Credit shall be due and payable monthly in arrears on the last calendar day of each month and on the Termination Date. Accrued fees described in clause (ii) of the first sentence of this paragraph in respect of each Letter of Credit shall be payable at times to be determined by the Fronting Bank, the Borrowers and the Administrative Agent.

Section 2.23. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent and the Lenders, as provided herein and in the Fee Letter. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.24. Priority and Liens. (a) The Borrowers hereby covenant, represent and warrant that the Obligations of the Borrowers hereunder and under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien (that is subject to the terms of the Intercreditor Agreement) on all property of the Borrowers, whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code, and on all cash maintained in the Letter of Credit Account and any investment of the funds contained therein, provided that amounts in the Letter of Credit Account shall not be subject to the Carve-Out; (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all property of the Borrowers, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases (including the perfected liens on the stock of certain Subsidiaries of the Parent (the “Stock Liens”) in favor of (x) the trustees for the holders of Indebtedness of the Parent under the Indentures, and (y) the holders of obligations under the Prepetition Credit Agreement and the Surety Bonds) or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than certain property that is subject to the existing Liens that secure obligations under the Prepetition Agreements, which liens shall be primed by the liens described in the following clause (iv)); and in addition, (iv) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all of the property of the Borrowers that is subject to the existing liens (the “Primed Liens”, it being understood that the Stock Liens shall not be primed or constitute part of the Primed Liens) which secure (A) on a first priority basis, the Tranche C Loans, and (B) on a second priority and pari passu basis, (x) approximately $1,650,000,000 of principal amount of indebtedness (plus related interest, fees, costs and charges) owed to the lenders under the Prepetition Credit Agreement, (y) the obligations under the collateral trust, security and/or pledge agreements executed in connection with the Prepetition Agreements and (z) the obligations of the Borrowers in connection with the Surety Bonds and (C) other prepetition obligations or indebtedness (of whatever nature or type) of the Borrowers in an aggregate amount in excess of $20,000,000, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens but shall not prime Liens, if any, to the extent such Liens secure prepetition obligations or indebtedness (other than obligations under the Prepetition Agreements) in an aggregate amount less than or equal to $20,000,000, subject in each case only to (A) in the event of the occurrence and during the continuance of an Event of Default or an event that would constitute an Event of Default with the giving of notice or lapse of time or both, the payment of accrued and unpaid professional fees and disbursements incurred by the Borrowers and any statutory committees appointed in the Cases, and allowed by the Bankruptcy Court, in an aggregate amount not in excess of $5,000,000 and (B) the payment of fees pursuant to 28 U.S.C. § 1930 and to the Clerk of the

Bankruptcy Court (collectively, the “Carve-Out”), provided that no portion of the Carve-Out shall be utilized for the payment of professional fees and expenses incurred, directly or indirectly, in respect of, arising from or relating to, the initiation (other than investigation) or prosecution of any action for preferences, fraudulent conveyances, other avoidance power claims or any other claims or causes of action against the Administrative Agent, the Lenders, the Hedging Parties (as defined in the Approval Order), the administrative agent under either the Existing DIP Credit Agreement or the JPM DIP Credit Agreement, the Existing DIP Lenders, the JPM DIP Lenders, the administrative agent under the Prepetition Credit Agreement, the lenders party to the Prepetition Credit Agreement, the issuers of the Surety Bonds or the holders of the Tranche C Loans. Amounts in the Letter of Credit Account shall not be subject to the Carve-Out. By execution hereof, the Borrowers hereby consent to the priming Liens referenced in clause (iv) above. Notwithstanding the foregoing, so long as no Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and any compensation and expenses previously paid, or accrued but unpaid, prior to the occurrence of such Event of Default shall not reduce the Carve-Out.

(b) To the extent a prepetition creditor has a lien on any prepetition intercompany unsecured claims between and among the Borrowers and no liens on any other assets of the Borrowers other than the stock of “Restricted Subsidiaries” (as defined in the Indentures), such liens shall not be primed, provided, however, that no payments may be made on account of such prepetition claims and the liens of the prepetition creditors shall not extend to the collateral securing the Indebtedness created by this Agreement.

(c) As to all real property the title to which is held by a Borrower or the possession of which is held by a Borrower pursuant to leasehold interest, the Borrowers hereby assign and convey as security, grant a security interest in, hypothecate, mortgage, pledge and set over unto the Administrative Agent on behalf of the Lenders all of the right, title and interest of the Borrowers in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrowers in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrowers acknowledge that, pursuant to the Approval Order, the Liens in favor of the Administrative Agent on behalf of the Lenders in all of such real property and leasehold instruments of the Borrowers shall be perfected without the recordation of any instruments of mortgage or assignment. The Borrowers further agree that, upon the request of the Administrative Agent, in the exercise of its business judgment, the Borrowers shall enter into separate fee and leasehold mortgages in recordable form with respect to such properties on terms satisfactory to the Administrative Agent.

(d) To the extent any Borrower makes aggregate payments to the Lenders in excess of the aggregate amount of all Loans received by such Borrower from the Lenders after the commencement of the Cases, then such Borrower, after the payment in full of all obligations of the Borrowers in respect of the Commitment and the termination of the Commitment, shall be entitled to a claim under Section 364(c)(1) of the Bankruptcy Code against each other Borrower, in such amount as may be determined by the Bankruptcy Court taking into account the relative benefits received by each such person, and such claims shall be deemed to be subordinate and junior in all respects to the superpriority claims of the Lenders and the superpriority claims granted as adequate protection to the Primed Parties.

Section 2.25. Use of Cash Collateral. Notwithstanding anything to the contrary contained herein, the Borrowers shall not be permitted to request a Borrowing under Section 2.06 unless the Borrowers shall at that time have the use of all cash collateral subject to the Approval Order for the purposes described in Section 3.10.

Section 2.26. Right of Set-Off. Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Administrative Agent and each such Lender to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and the Administrative Agent agrees promptly to notify the Borrowers after any such set-off and application made by such Lender or by the Administrative Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.27. Security Interest in Letter of Credit Account. Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Borrowers hereby assign and pledge to the Administrative Agent, for its benefit and for the ratable benefit of the Revolving Credit Lenders, and hereby grant to the Administrative Agent, for its benefit and for the ratable benefit of the Revolving Credit Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Borrowers’ right, title and interest in and to the Letter of Credit Account and any investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by the Borrowers, whether pursuant to Section 363 of the Bankruptcy Code or otherwise.

Section 2.28. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrowers, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

Section 2.29. No Discharge; Survival of Claims. Each of the Borrowers agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Borrowers, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Approval Order and described in Section 2.24 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

Section 2.30. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have: (i) failed to fund its Revolving Credit Commitment Percentage of any Loan requested by the Borrowers or to fund its Revolving Credit Commitment Percentage of any unreimbursed payment made by the Fronting Bank, which such Revolving Credit Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrowers under Section 2.16 with respect to increased costs or capital or under Section 2.19 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, or (iii) delivered a notice pursuant to Section 2.17 claiming that such Lender is unable to extend Eurodollar Loans to the Borrowers for reasons not generally applicable to the other Lenders, then, in any case, the Borrowers or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrowers and a copy to the Borrowers in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign (at par, unless otherwise consented to by the applicable Affected Lender) pursuant to one or more duly executed Assignments and Acceptances five (5) Business Days after the date of such demand, to one or more Eligible Assignees which the Borrowers or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit and Swing Line Loans, if any, and its obligation, if any, to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 10.03. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrowers, to use its reasonable efforts to obtain the Commitments from one or more Eligible Assignees to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Section 2.16 with respect to such Affected Lender and compensation payable under Section 2.21 in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.30; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 10.05 and 10.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.06 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

Section 2.31. Currency Equivalents. The Dollar Equivalent of any amount denominated in any Alternative Currency shall be determined by the Administrative Agent in accordance with prevailing exchange rates on each applicable date. The Dollar Equivalent of the stated amount of each Letter of Credit outstanding denominated in an Alternative Currency shall be recalculated hereunder on (i) the last Business Day of each calendar week, (ii) the date of any Borrowing or issuance of a Letter of Credit, or (iii) on any such other date which the Administrative Agent deems such recalculation necessary or advisable or is otherwise directed to make such recalculation by the Required Revolving Credit Lenders, but in any event at least monthly. The Administrative Agent agrees to provide notice to the Borrowers and the Revolving Credit Lenders of the relevant Dollar Equivalent determined pursuant to each such determination and each such recalculation as soon as practicable following such determination or recalculation, as the case may be.

Section 2.32. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at the Administrative Agent’s main office in New York, New York on the Business Day immediately preceding that on which final judgment is given. The obligation of any Borrower in respect of any sum due in the Original Currency from it to any Lender, any Issuing Bank, the Collateral Agent or Administrative Agent hereunder or under any other Loan Document shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender, Issuing Bank, Collateral Agent or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender, Issuing Bank, Collateral Agent or Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender, Issuing Bank, Collateral Agent or Administrative Agent (as the case may be) in the Original Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, Issuing Lender, Collateral Agent or Administrative Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due in the Original Currency to any Lender, Issuing Lender, Collateral Agent or Administrative Agent (as the case may be), such Lender, Issuing Lender, Collateral Agent or Administrative Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, and in order to induce the Swing Line Lender to make Swing Line Loans hereunder, each of the Borrowers, jointly and severally, represent and warrant as follows:

Section 3.01. Organization and Authority. Each of the Borrowers (i) is duly organized, validly existing and in good standing under the law of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrowers taken as a whole; (iii) subject to the entry by the Bankruptcy Court of the Approval Order, has the requisite power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party, and (iv) subject to the entry by the Bankruptcy Court of the Approval Order, has all requisite power and authority and the legal right to own and operate its properties, and to conduct its business as now or currently proposed to be conducted.

Section 3.02. Due Execution. Upon the entry by the Bankruptcy Court of the Approval Order, the execution, delivery and performance by each of the Borrowers of each of the Loan Documents to which it is a party, including, without limitation, the grant and pledge by the Borrowers of the security interests granted by the Security and Pledge Agreement, (i) are within the respective powers of each of the Borrowers, have been duly authorized by all necessary action, including the consent of shareholders, partners or members, where required, and do not (A) contravene the Organizational Documents of any of the Borrowers, (B) violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any indenture, mortgage or deed of trust, lease, agreement or other instrument (x) that has been entered into after the Filing Date, (y) that is binding on the Borrowers or any of their respective properties and (z) that requires aggregate payments by the Borrowers thereunder of at least $20,000,000 pursuant to the terms thereof, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrowers other than Liens granted pursuant to this Agreement; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than the entry of the Approval Order. Except for the entry of the Approval Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the perfection of the security interests or the exercise by the Administrative Agent or the Lenders of their respective rights and remedies under the Loan Documents. Upon the entry by the Bankruptcy Court of the Approval Order, this Agreement shall have been duly executed and delivered by each of the Borrowers. Upon the entry by the Bankruptcy Court of the Approval Order, this Agreement, and each of the other Loan Documents to which the Borrowers are or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of each Borrower, enforceable against the Borrowers in accordance with its terms and the Approval Order.

Section 3.03. Statements Made. The information that has been delivered in writing by any of the Borrowers to the Administrative Agent or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections), taken as a whole and in light of the circumstances in which made, contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading; and, to the extent that any such information constitutes projections, such projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrowers to be reasonable at the time such projections were furnished.

Section 3.04. Financial Statements. The Borrowers have furnished the Lenders with copies of (i) the audited consolidated financial statements and schedules of the Borrowers and their Subsidiaries for the fiscal year ended December 31, 2003 and the fiscal year ended December 31, 2004 and (ii) the unaudited consolidated financial statements and schedules of the Borrowers and their Subsidiaries for the fiscal quarters ended on March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005 and June 30, 2005. Such financial statements present fairly the financial condition and results of operations of the Borrowers and their Subsidiaries on a consolidated basis as of such dates and for such periods; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the dates thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP, subject (in the case of each fiscal quarter statement) to normal year end adjustments and the absence of footnotes. No material adverse change in the businesses, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers and their Subsidiaries (other than the U.K. Subsidiaries), taken as a whole, has occurred from that set forth in the Borrowers’ consolidated financial statements for the fiscal quarter ended June 30, 2005 or otherwise disclosed to the Lenders in the Confidential Information Memorandum.

Section 3.05. Ownership. Each of the Persons listed on Schedule 3.05 is a direct or indirect Subsidiary of the Borrowers and Schedule 3.05 correctly sets forth the ownership interest of each of the Borrowers in their respective Subsidiaries, in each case as of the Closing Date. None of the Borrowers owns any other Subsidiaries, whether directly or indirectly, other than as set forth on Schedule 3.05. After the formation of any New Subsidiary permitted under Section 6.10, the Borrowers shall provide a supplement to Schedule 3.05 to this Agreement reflecting the addition of such New Subsidiary.

Section 3.06. Liens. There are no Liens of any nature whatsoever on any assets of any of the Borrowers or their Subsidiaries other than Permitted Liens. Neither the Borrowers nor their Subsidiaries are parties to any contract, agreement, lease or instrument that requires aggregate payments thereunder by any Borrower or any of its Subsidiaries of at least $20,000,000 pursuant to the terms thereof the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of any Borrower or any of its Subsidiaries or otherwise result in a violation of this Agreement other than the Liens granted to the Administrative Agent and the Lenders as provided for in this Agreement and Permitted Liens.

Section 3.07. Compliance with Law. (a) Except as set forth on Schedule 3.07, (i) the operations of the Borrowers and their Subsidiaries comply in all material respects with all applicable environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.); (ii) none of the operations of the Borrowers or their Subsidiaries is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure by the Borrowers is needed to respond to a release of any Hazardous Waste or Hazardous Substance (as such terms are defined in any applicable state or Federal environmental law or regulations) into the environment; and (iii) the Borrowers and their Subsidiaries do not have any material contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

(b) None of the Borrowers or their Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority the violation of which, or a default with respect to which, would have a material adverse effect on the financial condition, operations, businesses, properties or assets of the Borrowers and their Subsidiaries (other than the U.K. Subsidiaries), taken as a whole.

Section 3.08. Insurance. All policies of insurance of any kind or nature owned by or issued to the Borrowers and their Subsidiaries, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of the Borrowers and their Subsidiaries, it being understood that the Borrowers and their Subsidiaries are not making any representation as to insurance coverage for asbestos claims.

Section 3.09. The Approval Order. On the date of the making of any Loan or Swing Line Loan or the issuance of any Letter of Credit, the Approval Order shall have been entered and shall not have been amended, stayed, vacated or rescinded except as approved by the Administrative Agent, in its sole discretion. Upon the maturity (whether by the acceleration or otherwise) of any of the obligations of the Borrowers hereunder and under the other Loan Documents, the Lenders shall, subject to the provisions of Section 7.01, be entitled to immediate payment of such obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

Section 3.10. Use of Proceeds. The proceeds of the Loans shall be used (i) to repay on the Closing Date all amounts outstanding under the Existing DIP Credit Agreement; (ii) finance the U.K. Settlement Agreement; (iii) in connection with the U.K. Settlement Agreement, fund the purchase or retention of the Intercompany Loan Notes and transfers thereof among the Borrowers and their Subsidiaries; (iv) for working capital; (v) for other general corporate purposes of the Borrowers; and (vi) for payment of any related transaction costs, fees and expenses. The Letters of Credit may be issued (i) to replace any Existing Letters of Credit permitted by Section 6.03(iii), (ii) to support the Top-Up Offer as contemplated in the U.K. Settlement Agreement and (iii) for general corporate purposes of the Borrowers and the Excluded Subsidiaries. The proceeds of the Swing Line Loans shall be used for working capital and other general corporate purposes of the Borrowers. All or a portion of the proceeds of the Term Loan may be used to repay Revolving Credit Loans.

Section 3.11. Litigation. There are no unstayed actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or their Subsidiaries or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that are reasonably likely to have a material adverse effect on the operations, businesses, properties, assets, prospects or financial condition of the Borrowers and their Subsidiaries (other than the U.K. Subsidiaries), taken as a whole.

Section 3.12. Intellectual Property. Set forth on Schedule 3.12 hereto is a complete and accurate list as of the Closing Date of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Borrower or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

Section 3.13. Intercompany Loans to Foreign Subsidiaries. Set forth on Schedule 3.13 hereto is a complete and accurate list, as of the Closing Date, of all Intercompany Loans made to any Foreign Subsidiary subsequent to the Filing Date and outstanding as of the Closing Date.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. Conditions to Closing. The occurrence of the Closing Date is subject to the following conditions precedent:

(a) Supporting Documents. The Administrative Agent shall have received for each of the Borrowers:

(i) a copy of each Borrower’s Organizational Documents, as amended up to and including the Closing Date, certified as of a recent date prior to the closing of the Existing DIP Credit Agreement by the applicable Governmental Authority of such Borrower’s jurisdiction incorporation, organization or formation and certified as of the Closing Date by the secretary or assistant secretary of such Borrower;

(ii) a good standing certificate from the applicable Governmental Authority of each Borrower’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date;

(iii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, dated as of the Closing Date;

(iv) duly adopted resolutions of the board of directors or similar governing body of each Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment; and

(v) such other documents as the Administrative Agent may reasonably request.

(b) Approval Order. The Administrative Agent and the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit A to this Agreement (the “Approval Order”) approving the Loan Documents and granting the Superpriority Claim status and the Liens described in Section 2.24 and Section 2.27 and which Approval Order shall (i) be in full force and effect, (ii) not have been stayed, reversed, modified or amended in any respect, except as approved by the Administrative Agent, in its sole discretion, (iii) approve or otherwise reaffirm the payment by the Borrowers of all of the Fees set forth in Sections 2.20, 2.21 and 2.22 and (iv) be entered with the consent or non-objection of a preponderance (as determined by the Administrative Agent in its sole discretion) of the secured creditors of any of the Borrowers under the Prepetition Agreements; and, if the Approval Order is the subject of a pending appeal in any respect, neither the making of a Loan or Swing Line Loan nor the issuance of a Letter of Credit nor the performance by any of the Borrowers of any of their obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

(c) Security and Pledge Agreement. The Borrowers shall have duly executed and delivered to the Administrative Agent a Security and Pledge Agreement in substantially the form of Exhibit B (the “Security and Pledge Agreement”).

(d) Intercreditor Agreement. The Borrowers shall have duly executed and delivered to the Administrative Agent an Intercreditor Agreement in substantially the form of Exhibit G (the “Intercreditor Agreement”).

(e) Opinion of Counsel. The Administrative Agent and the Lenders shall have received the favorable written opinion of counsel to the Borrowers, acceptable to the Administrative Agent, substantially in the form of Exhibit D.

(f) Payment of Fees. The Borrowers shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees due under and pursuant to this Agreement and the Fee Letter.

(g) Termination of Existing DIP Credit Agreement, Existing Superpriority Claims and Adequate Protection Claims. The Administrative Agent shall have received evidence satisfactory to it that (i) the commitments under the Existing DIP Credit Agreement have been terminated, and all amounts outstanding thereunder (including, without limitation, all fees accrued but unpaid thereunder to the Closing Date, whether or not then payable under the terms thereof) have been repaid in full (which termination and repayment may be contemporaneous with the satisfaction of the conditions under this Section and the application of proceeds of any Borrowings and the issuance of any Letters of Credit to occur on the Closing Date); provided that each Existing Letter of Credit may remain outstanding on and after the Closing Date and shall be a Letter of Credit hereunder; (ii) all collateral securing amounts outstanding under the Existing DIP Credit Agreement, all guarantees thereunder and all obligations in respect of Existing Letters of Credit have been released or assigned to the Administrative Agent (which release or assignment (x) shall include, without limitation, delivery of UCC-3 termination statements to the Administrative Agent for filing in order to terminate or assign any financing statements that have been filed in connection with the Existing DIP Credit Agreement, and (y) may be contemporaneous with the satisfaction of the conditions under this Section and the application of proceeds of any Borrowings and the issuance of any Letters of Credit to occur on the Closing Date); and (iii) any Superpriority Claims and any Liens granted pursuant to the Final Order, including without limitation any adequate protection Liens, shall have been terminated.

(h) Closing Documents. The Administrative Agent shall have received all documents required by this Agreement reasonably satisfactory in form and substance to the Administrative Agent.

(i) Budget. If requested by the Administrative Agent, the Administrative Agent shall have received from the Borrowers, for distribution to the Lenders, an update to the Borrowers’ financial projections included in the Confidential Information Memorandum detailing the Borrowers’ anticipated cash receipts and disbursements for the period ending on the Maturity Date, and setting forth the anticipated uses of the proceeds of the Loans, which shall be satisfactory in form and substance to the Administrative Agent.

(j) Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate dated the Closing Date and setting forth the Borrowing Base as of the close of business on November 18, 2005.

Section 4.02. Conditions Precedent to Each Revolving Credit Loan, Each Letter of Credit and Each Swing Line Loan. The obligation of the Revolving Credit Lenders to make each Revolving Credit Loan (other than a Loan pursuant to a Refunding Borrowing), of the Fronting Bank to issue, extend or renew each Letter of Credit and of the Swing Line Lender to make each Swing Line Loan is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to each Revolving Credit Borrowing or the issuance of each Letter of Credit, and the Administrative Agent and the Swing Line Lender shall have received a notice with respect to each Swing Line Borrowing, as the case may be, as required by Article 2.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Revolving Credit Borrowing, the issuance of each Letter of Credit or the date of each Swing Line Borrowing with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(c) No Default. On the date of each Revolving Credit Borrowing, the issuance, extension or renewal of each Letter of Credit or the date of each Swing Line Borrowing, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

(d) The Approval Order. The Approval Order shall be in full force and effect and shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Administrative Agent; and, if the Approval Order is the subject of a pending appeal in any respect, neither the making of the Revolving Credit Loans or Swing Line Loans nor the issuance of any Letter of Credit nor the performance by any of the Borrowers of any of their obligations under any of the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

(e) Payment of Fees. The Borrowers shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees then due and payable under and pursuant to this Agreement and the Fee Letter.

(f) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate dated no more than seven (7) days prior to each Borrowing or the issuance of each Letter of Credit, which Borrowing Base Certificate shall include supporting schedules as required by the Administrative Agent.

Each Revolving Credit Borrowing, each Swing Line Borrowing and each issuance, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

Section 4.03. Conditions Precedent to Term Loans. The obligation of the Term Lenders to make the Term Loans is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to the Term Borrowing as required by Article 2.

(b) The Approval Order. The Approval Order shall be in full force and effect and shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Administrative Agent; and, if the Approval Order is the subject of a pending appeal in any respect, neither the making of the Term Loans nor the performance by any of the Borrowers of any of their obligations under any of the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

(c) Payment of Fees. The Borrowers shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees then due and payable under and pursuant to this Agreement and the Fee Letter.

(d) Purchase Agreement for Top-Up Offer. The Administrative Agent shall have received an executed copy of the purchase agreement (the “Top-Up Purchase Agreement”) between T&N (in U.K. Administration and a Debtor in Possession under Chapter 11 of the Bankruptcy Code), the U.K. Administrators, the Parent (or its designee that is a Subsidiary) and the U.K. Administrators relating to the Intercompany Loan Notes as contemplated by the U.K. Settlement Agreement.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the date hereof and for so long as any Commitment shall be in effect, any Loan shall remain outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.03(b)), or any other amount shall remain outstanding or unpaid under this Agreement, each of the Borrowers shall and shall cause each of its Subsidiaries to:

Section 5.01. Financial Statements, Reports, Etc. Furnish to the Administrative Agent and each of the Lenders:

(a) within ninety (90) days after the end of each fiscal year, the Borrowers’: (i) consolidated and, with respect to the Parent and the Domestic Subsidiaries only, consolidating, balance sheets and related statements of income; (ii) consolidated statement of stockholders’ equity; and (iii) consolidated and, with respect to the Parent and the Domestic Subsidiaries only, combined, statements of cash flows, showing the financial condition of the Borrowers and their respective Subsidiaries on a consolidated basis (except as otherwise specified) as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statements to be audited for the Borrowers and their respective Subsidiaries by their current independent auditors or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified other than with respect to the Cases or a going concern qualification) and to be certified by a Financial Officer of Parent to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrowers and their respective Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year, the Borrowers’: (i) consolidated and, with respect to the Parent and the Domestic Subsidiaries only, consolidating, balance sheets and related statements of income; (ii) consolidated statement of stockholders’ equity; and (iii) consolidated and, with respect to the Parent and the Domestic Subsidiaries only, combined, statements of cash flows, showing the financial condition of the Borrowers and their respective Subsidiaries on a consolidated basis (except as otherwise specified) as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Financial Officer of Parent as fairly presenting the financial condition and results of operations of the Borrowers and their respective Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under (a) or (b) above as applicable, (i) a certificate of a Financial Officer of each of the Borrowers (A) certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the provisions of Sections 6.03, 6.04, 6.05 and 6.10 and (ii) a certificate of such accountants accompanying the audited consolidated financial statements delivered under (a) above certifying that, in the course of the regular audit of the business of the Borrowers and their respective Subsidiaries, such accountants have obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accountants, an Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;

(d) as soon as available, but no more than forty-five (45) days after the end of each month: (i) the unaudited monthly balance sheets and related statements of income and, commencing with the fiscal month ending October 31, 2005, cash flows, showing the financial condition of the Borrowers and their respective Subsidiaries on a consolidated basis as of the close of such fiscal month and the results of their operations during such fiscal period and the then elapsed portion of the fiscal year, each certified by a Financial Officer of Parent as fairly presenting the financial condition and results of operations of the Borrowers and their respective Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments, together with a certificate of a Financial Officer of each of the Borrowers setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the provisions of Section 6.05; (ii) statements of operating income and major cash flow drivers (Consolidated and Domestic EBITDA, working capital and Capital Expenditures) showing the financial condition of the Borrowers and their respective Subsidiaries on a major product group basis, including calculations of Consolidated EBITDA and Domestic EBITDA by major product group, Capital Expenditures by major product group, and depreciation and amortization by major product group; and (iii) balance sheets and related statements of income and, commencing with the fiscal month ending September 30, 2005, cash flows, showing the financial condition of the Borrowers and their respective Subsidiaries on the basis of (x) the Parent and the Domestic Subsidiaries only, (y) the U.K. Subsidiaries only, and (z) the Non-Debtor Foreign Subsidiaries only, including calculations of Consolidated EBITDA and Domestic EBITDA, as applicable;

(e) no later than February 28, 2006, the strategic plan of the Borrowers and their respective Subsidiaries for the fiscal year 2007, which strategic plan shall be satisfactory in form and substance to the Administrative Agent;

(f) no later than February 28 of each fiscal year, an operating plan showing financial projections for such fiscal year regarding the operations, business affairs and financial condition of the Borrowers and their respective Subsidiaries and anticipated uses of the Loans, which operating plan shall be satisfactory in form and substance to the Administrative Agent, with updated forecasts, to the extent available, provided within thirty (30) days after the start of each of the three succeeding fiscal quarters thereafter;

(g) no later than forty-five (45) days after the end of each month, a summary of the results of the Borrowers’ business operations for the preceding month as compared to the corresponding period in the Borrowers’ operating plan, including a discussion of significant variances, which summary shall describe results on the basis of (i) the Borrowers and their respective Subsidiaries on a consolidated basis, (ii) the Parent and its Domestic Subsidiaries only, (iii) the U.K. Subsidiaries only, (iv) the Non-Debtor Foreign Subsidiaries only, and (v) product lines;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;

(i) as soon as available and in any event (A) within thirty (30) days after any Borrower, any or any of their ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of any of the Borrowers or such ERISA Affiliate has occurred and (B) within ten (10) days after any of the Borrowers or any of their ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of a Financial Officer of such Borrower describing such Termination Event and the action, if any, which such Borrower or such ERISA Affiliate proposes to take with respect thereto;

(j) promptly and in any event within ten (10) days after receipt thereof by any of the Borrowers or any of their ERISA Affiliates from the PBGC copies of each notice received by such Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of such Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(k) if requested by the Administrative Agent, promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of any of the Borrowers or any of their ERISA Affiliates;

(l) within ten (10) days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of any of the Borrowers or any of their ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Financial Officer of such Borrower setting forth (A) sufficient information necessary to determine the amount of the Lien under Section 302(f)(3), (B) the reason for the failure to make the required payments and (C) the action, if any, which the Borrowers or any of their ERISA Affiliates proposed to take with respect thereto;

(m) promptly and in any event within ten (10) days after receipt thereof by any of the Borrowers or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by such Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by the Borrowers or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

(n) promptly, from time to time, such other information (including, without limitation, projections) regarding the operations, business affairs and financial condition of any Borrower or any of its Subsidiaries, or compliance with the terms of any material loan or financing agreements as the Administrative Agent, at the request of any Lender, may reasonably request;

(o) promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Borrowers with the Bankruptcy Court in the Cases or filed by or on behalf of the U.K. Subsidiaries with the Bankruptcy Court, or distributed by or on behalf of any of the Borrowers or the U.K. Subsidiaries to any official committee appointed in any of the Cases, or the U.K. Subsidiary Proceedings, providing copies of same to counsel for the Administrative Agent;

(p) concurrently with the making of any deposit by any of the Borrowers or any of their Subsidiaries in accordance with clause (x) of the definition of Permitted Liens with any non-Lender derivatives trader, written notice of such deposit setting forth (i) the identity of such non-Lender derivatives trader, (ii) a detailed description of the terms of the transaction and the reason for such deposit, (iii) the amount of such deposit and (iv) as of the date of such notice, the then aggregate amount of all deposits made pursuant to clause (x) of the definition of Permitted Liens with non-Lenders;

(q) concurrently with each Asset Sale in respect of any of the surplus assets listed on Schedule 6.11(a), a certificate of a Financial Officer of Parent, in form and substance satisfactory to the Administrative Agent, identifying, in accordance with Schedule 6.11(a), the assets to be sold and the corresponding adjustments to be made to the applicable monthly Consolidated EBITDA covenant levels set forth in Section 6.05 as a result of such Asset Sale, and certifying that (i) no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action to be taken or proposed to be taken with respect thereto, and (ii) after giving effect to the receipt by any of the Borrowers of the Net Proceeds from such Asset Sale, the Borrowers are in compliance with the provisions of Section 2.14(b); and

(r) as soon as available, but no more than forty-five (45) days after the end of each month, a certificate of a Financial Officer of Parent, in form and substance satisfactory to the Administrative Agent, certifying as to (i) the outstanding amount of Intercompany Loans from one or more of the Borrowers to one or more Non-Debtor Foreign Subsidiaries made subsequent to the Filing Date and (ii) the aggregate available commitments and aggregate principal balance outstanding under third party financing arrangements provided to Non-Debtor Foreign Subsidiaries, in each case as of the end of such month.

The Borrowers hereby agree that they will provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default, or (iv) is required to be delivered to satisfy any condition contained in Article 4 (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the

Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrowers agree to continue to provide the Communications to the Administrative Agent in the manner specified in Section 10.01 and as specified in the other Loan Documents, but only to the extent requested by the Administrative Agent. The Borrowers further agree that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 5.02. Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its businesses except (i) (A) if in the reasonable business judgment of such Borrower it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrowers, taken as a whole, (ii) in connection with a Permitted Dissolution and (iii) in connection with other sales or other dispositions of assets permitted by Section 6.11.

Section 5.03. Insurance. (a) Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses; and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by any Borrower in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (b) maintain such other insurance or self insurance as may be required by law.

Section 5.04. Obligations and Taxes. With respect to each Borrower, pay all its material obligations arising after the Closing Date promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising after the Closing Date, before the same shall become in default, as well as all material lawful claims for labor, materials and supplies or otherwise arising after the Closing Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof (other than a Permitted Lien); provided, however, that no Borrower shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Borrowers shall have set aside on their books adequate reserves therefor).

Section 5.05. Notice of Event of Default, etc. Promptly give to the Administrative Agent notice in writing of:

(a) the occurrence of any Event of Default or any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default, in each case of which any Borrower has knowledge; and

(b) any litigation, proceedings or material investigations which may be commenced at any time after the Closing Date between any Borrower and any Governmental Authority (other than any litigation or investigation in which any Borrower is the plaintiff or complainant) (i) in which the amount involved is $10,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought, except any such litigation which the Borrowers, in consultation with their counsel, have determined in good faith would not reasonably be expected to have a material adverse effect on the operations, businesses, properties, assets, prospects or financial condition of the Borrowers and their Subsidiaries (other than the U.K. Subsidiaries), taken as a whole.

Section 5.06. Access to Books and Records. (a) Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrowers and their respective Subsidiaries; and provide the Administrative Agent and its representatives and representatives of any Lender that may accompany the Administrative Agent access to all such books and records during regular business hours, in order that the Administrative Agent and such Lender representatives may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrowers to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. The Borrowers will permit (and will cause their Subsidiaries to permit) any representatives designated by the Administrative Agent and representatives of any Lender that may accompany such representatives of the Administrative Agent to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested by the Administrative Agent.

(b) The Borrowers will permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrowers’ computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrowers or their Subsidiaries as the Administrative Agent or Required Lenders may require, all upon reasonable prior notice during normal business hours and as often as reasonably requested; provided that such evaluations shall not be conducted more often than once during each fiscal quarter of the Borrowers and such appraisals shall not be conducted more often than once during each fiscal year of the Borrowers (exclusive in each case of any evaluations and appraisals conducted while an Event of Default has occurred and is continuing). The Borrowers shall pay the reasonable fees (including reasonable and customary internally allocated fees of employees of the Administrative Agent as to which invoices have been furnished) and expenses of any such representatives retained by the Administrative Agent as to which invoices have been furnished to conduct any such evaluation or appraisal (it being understood that all such reasonable fees and expenses described in this sentence shall be in addition to the collateral monitoring fee described in the Fee Letter).

(c) The Borrowers will grant the Administrative Agent access to and the right to inspect all reports, audits and other internal information of the Borrowers relating to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to compliance with environmental laws and regulations requested by the Administrative Agent at any time and from time to time.

Section 5.07. Maintenance of Concentration Account. Maintain with the Administrative Agent an account (the “Concentration Account”) to be used by the Borrowers as their principal domestic concentration or sweep account(s) into which shall be deposited upon the effectiveness of the blocked account agreements referred to in Section 5.08, the available balances from the Borrowers’ operating accounts at the end of each Business Day, net of disbursements paid in the ordinary course of business during such Business Day. Amounts on deposit in the Concentration Account shall be applied as set forth in Section 2.14(c).

Section 5.08. Blocked Accounts. As soon as practicable, but in any event no later than 60 days following the Closing Date (or such longer period as the Administrative Agent, in the exercise of its reasonable discretion, may agree), each Borrower shall have subjected all of its lockboxes and accounts that are maintained for the purposes of collecting accounts receivable of the Borrowers and that have been identified by the Administrative Agent and the Borrowers (and any other lockboxes and accounts that serve the same purpose as any lockboxes and accounts so identified) to blocked account agreements reasonably acceptable to the Administrative Agent, each of which blocked account agreements shall require at all times during the effectiveness thereof the daily transfer of all amounts in the subject blocked account constituting Collateral to the Concentration Account; provided, however, that no such blocked account agreements will be required as to any lockboxes and accounts that are maintained at Citibank or any of its Affiliates.

Section 5.09. Borrowing Base Certificate. Furnish to the Administrative Agent, no later than (i) four (4) Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), a completed Borrowing Base Certificate showing the Borrowing Base as of the close of business on the Friday of such calendar week, (ii) eleven (11) Business Days after the end of each fiscal month, a completed Borrowing Base Certificate showing the Borrowing Base as of the close of business on the last day of such fiscal month, and (iii) if requested by the Administrative Agent, at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available but in no event later than eleven (11) Business Days after such request, a completed Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with supporting documentation and additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request. The components of the Borrowing Base consisting of inventory shall be updated monthly as of the close of business on the last Business Day of each fiscal month.

Section 5.10. Business Plan. The Borrowers shall be available to discuss its then current financial projections with the Administrative Agent during normal business hours upon the Administrative Agent’s reasonable request.

Section 5.11. Inventory Appraisals. The Borrowers shall cause to be completed not later than March 31, 2006 an appraisal of the Inventory of the Borrowers by an independent inventory appraisal firm that (i) is in desktop form, (ii) contains a similar level of detail as the appraisal provided to the Administrative Agent in 2004 and (iii) is satisfactory to the Administrative Agent in its sole discretion, including a calculation of the Net Orderly Liquidation Value.

ARTICLE 6

NEGATIVE COVENANTS

From the date hereof and for so long as any Commitment shall be in effect, any Loan shall remain outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.03(b)) or any other amount shall remain outstanding or unpaid under this Agreement, each of the Borrowers shall not (and shall not apply to the Bankruptcy Court for authority to, unless (i) the Administrative Agent has consented to such application for authority in its sole discretion or (ii) the ultimate grant of authority applied for is conditioned upon the consent of each Person whose consent is required hereunder in order to provide such authority under the terms of this Agreement; but for the avoidance of doubt, clauses (i) and (ii) shall in no way limit the requirements of Section 10.10), and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6.01. Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrowers now owned or hereafter acquired by any Borrower other than Permitted Liens.

Section 6.02. Merger, etc. Consolidate or merge with or into another Person, except pursuant to a Permitted Dissolution, the Mexican Restructuring or the European Tax Restructuring, and except that Borrowers shall be permitted to merge with or into other Borrowers, Non-Debtor Foreign Subsidiaries of the Borrowers shall be permitted to merge with or into other Non-Debtor Foreign Subsidiaries of the Borrowers, and U.K. Subsidiaries of the Borrowers shall be permitted to merge with or into other U.K. Subsidiaries of the Borrowers.

Section 6.03. Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except for (i) Indebtedness under this Agreement; (ii) (A) Indebtedness (inclusive of Intercompany Indebtedness) incurred prior to the Closing Date (including existing Capitalized Leases) of the Borrowers and their Subsidiaries (other than Non-Debtor Foreign Subsidiaries) and, with respect to the Foreign Subsidiaries of the Borrowers (other than Non-Debtor Foreign Subsidiaries), listed on Schedule 6.03, other than Indebtedness incurred under the Existing Credit Agreement (subject to the immediately succeeding clause (iii)), (B) Intercompany Loans owed by the Non-Debtor Foreign Subsidiaries and outstanding on the Closing Date as set forth on Schedule 6.03, provided, however, that this clause (B) shall be deemed to include the replacement of F-M Taiwan with the Parent as lender on the Intercompany Loan between F-M Taiwan and Federal Mogul Friction Products (Thailand) Ltd., which Intercompany Loan was originally permitted under this clause (B), and (C) with respect to Indebtedness of the Foreign Subsidiaries of the Borrowers described in the foregoing clauses (A) and (B), any refinancings, replacements, refundings, renewals or extension of such Indebtedness (without increasing the principal amount thereof in effect immediately prior to such refinancing, replacement, refunding, renewal or extension); (iii) Indebtedness in respect of Existing Letters of Credit that remain outstanding until their respective maturity dates in effect on the Closing Date so long as (x) no Borrower shall have any obligation thereunder or with respect to any drawing thereunder, (y) no obligations in respect thereof shall be secured by any Collateral and (z) no obligations in respect thereof shall be entitled to any Superpriority Claim; (iv) Indebtedness incurred subsequent to the Filing Date (x) secured by purchase money Liens (exclusive of Capitalized Leases) in an aggregate amount not in excess of $15,000,000 to the extent permitted by Section 6.04 or (y) consisting of Capitalized Leases of computer equipment in an aggregate amount (based on the portion thereof which is capitalized on the consolidated balance sheet of the Borrowers and their Subsidiaries) not to exceed $10,000,000; (v) Indebtedness allowed under Sections 6.06 and 6.10 (without duplication); (vi) Indebtedness owed to (x) Citibank or any of its banking Affiliates or (y) any Cash Management Provider, in an aggregate amount with respect to all Cash Management Providers not in excess of $30,000,000 (in the case of this clause (y)) so long as the Indebtedness permitted by this clause (y) is in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services, from credit card services (including processing cards and travel and expense cards), or in connection with any automated clearing house transfers of funds, (vii) except for any Restricted Subsidiary Prohibited Indebtedness, Indebtedness for borrowed money of Non-Debtor Foreign Subsidiaries (A) outstanding on the Closing Date and listed on Schedule 6.03 (excluding Intercompany Loans outstanding on the Closing Date) or (B) incurred after the Closing Date (including Intercompany Loans made after the Closing Date), in each case not included in any other clause of this Section 6.03, in an aggregate outstanding principal amount not to exceed at any date (x) $435,000,000 (as such $435,000,000 amount may be reduced from time to time pursuant to Section 2.14) minus (to the extent such amounts do not constitute Indebtedness for borrowed money) (y) the aggregate amount (without duplication) of (1) available commitments in effect on such date under Factoring Arrangements and receivables securitizations and (2) Accounts that have been disposed of pursuant to Factoring Arrangements and receivables securitizations and that are outstanding as of the last day of the calendar month most recently ended on or prior to such date; (viii) obligations in respect of (x) currency swap agreements, currency future, forwards and/or option contracts and other similar agreements designed to hedge against fluctuations in foreign currency exchange rates or interest rates, (y) interest rate swap, cap or collar agreements and interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates or (z) swap agreements, future or option contracts and other similar agreements designed to hedge against fluctuations in commodities prices, in each case entered into either (1) in the ordinary course of the Borrowers’ business and not for speculative purposes or (2) in connection with the U.K. Settlement Agreement Hedging Arrangements (the “U.K. Settlement Agreement Hedging Obligations”); (ix) the Tranche C Loans; (x) Intercompany Indebtedness on terms reasonably satisfactory to the Administrative Agent issued by any Borrower to F-M Canada as consideration for any transfer permitted by Section 6.11(vii); (xi) transactions constituting the Intercompany Loan Notes Restructuring, the Italy Restructuring, the Eurofriction Investment or the Asian Investment; (xii) Indebtedness incurred by the Parent and the U.K. Subsidiaries pursuant to the U.K. Settlement Agreement, and Intercompany Indebtedness incurred in connection with financing the acquisition or retention of the Intercompany Loan Notes; and (xiii) other Indebtedness not included in clauses (i) through (xii) in an amount not to exceed $10,000,000.

Section 6.04. Capital Expenditures. Make Capital Expenditures during each fiscal quarter listed below in an aggregate amount in excess of the amount specified opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Capital Expenditures
12/31/2005	$82,000,000
03/31/2006	$80,000,000
06/30/2006	$80,000,000
09/30/2006	$80,000,000

; provided that (a) if the amount of Capital Expenditures that are made during any fiscal quarter is less than the amount thereof that is permitted to be made during such fiscal quarter, the unused portion thereof may be carried forward to and made during the immediately following two fiscal quarters; and (b) $60,000,000 in additional Capital Expenditures may be made in total during the fiscal quarters ending December 31, 2005 and March 31, 2006; and (c) Capital Expenditures made in any fiscal quarter shall be deemed made (i) first, in respect of amounts carried over from the second preceding fiscal quarter pursuant to the foregoing clause (a), (ii) second, in respect of amounts carried over from the immediately preceding fiscal quarter pursuant to the foregoing clause (a) and (iii) third, in respect of amounts permitted for such fiscal quarter as provided above.

For purposes of calculating compliance with this Section 6.04, to the extent the Borrowers or their Subsidiaries shall have entered into Capitalized Leases of computer equipment in an aggregate amount (based upon the portion thereof which is capitalized on the consolidated balance sheet of the Borrowers and their Subsidiaries) not to exceed $10,000,000, such Capitalized Leases of computer equipment shall be excluded by the Borrowers in calculating compliance with this Section 6.04.

Section 6.05. EBITDA. As of the end of each fiscal quarter of the Borrowers, permit either Consolidated EBITDA or Domestic EBITDA for the most recent four fiscal quarter period ending on each date set forth in the table below to be less than the amount specified opposite such date, provided, however, that effective as of the first day of the fiscal quarter (the “Quarterly Adjustment Date”) following the fiscal quarter in which the Borrowers shall have consummated an Asset Sale in respect of any of the surplus assets listed on Schedule 6.11(a) and as to which the Borrowers shall have delivered to the Administrative Agent and the Lenders the certificate described in Section 5.01(q), the quarterly Consolidated EBITDA amounts set forth in this Section 6.05 for the fiscal quarter in which the Quarterly Adjustment Date occurs and for each fiscal quarter thereafter shall be reduced by the amount specified opposite the description of the asset sold as set forth on Schedule 6.11(a).

Fiscal Quarter Ending	Consolidated EBITDA	Domestic EBITDA
12/31/2005	$590,000,000	$200,000,000
03/31/2006	$590,000,000	$200,000,000
06/30/2006	$590,000,000	$200,000,000
09/30/2006	$610,000,000	$200,000,000

Section 6.06. Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, for the obligations, stock or dividends of any Person, except (i) for any guarantee in existence on the Closing Date and described in Schedule 6.06, (ii) for any guaranty of Indebtedness or other obligations (or otherwise becoming liable for any of the obligations) of any of the Borrowers in the ordinary course of business and consistent with the past business practices with trade vendors if such Indebtedness or other obligations are permitted by this Agreement, (iii) for any guaranty of Intercompany Indebtedness permitted under Section 6.10(iii), (iv) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (v) the indemnification obligations of the Parent and the U.K. Subsidiaries pursuant to the U.K. Settlement Agreement, (vi) the Working Capital Obligations, (vii) for the transactions constituting the Asian Investment, the China Restructuring, the acquisition or retention of the Intercompany Loan Notes or the Intercompany Loan Notes Restructuring, (viii) in connection with the Eurofriction Investment, (1) indemnity obligations with respect to claims of Eurofriction employees and customers and (2) indemnity obligations and the guaranty of the obligations of any Borrower or Subsidiary under any agreement which that Borrower or Subsidiary enters into to acquire or retain or obtains an option to acquire the business and assets of Eurofriction, and (ix) as otherwise agreed in writing by the Administrative Agent. Notwithstanding anything in this Section 6.06 to the contrary, the Non-Debtor Foreign Subsidiaries shall be permitted (x) to purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, for the obligations, stock or dividends of another Non-Debtor Foreign Subsidiary, in an aggregate amount not in excess of $50,000,000 at any time outstanding and (y) to grant the Liens described in clause (xvi) of the definition of “Permitted Liens”. Such guaranties shall be provided in connection with third party financing needs or for such other purposes as may be consistent with past practice.

Section 6.07. Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Borrowers hereunder, except for the Carve-Out and as set forth in the Approval Order.

Section 6.08. Dividends; Capital Stock. Except for distributions or payments (i) from one Borrower to another Borrower, (ii) from one U.K. Subsidiary to another U.K. Subsidiary, (iii) from one Non-Debtor Foreign Subsidiary to another Non-Debtor Foreign Subsidiary, (iv) from a U.K Subsidiary or a Non-Debtor Foreign Subsidiary to a Borrower, (v) to Persons directly owning Minority Interests in an aggregate amount not to exceed $1,000,000 per annum, (vi) in connection with the repurchase of equity interests of Federal-Mogul Bimet Spolka Akcyjna from the investors therein in an aggregate amount not to exceed $5,000,000, (vii) constituting part of the China Restructuring, the European Tax Restructuring, the Mexican Restructuring, the Intercompany Loan Notes Restructuring or the Italy Restructuring, or (viii) in connection with financing the acquisition or retention of the Intercompany Loan Notes, declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes on anything other than an arm’s-length basis. Notwithstanding the provisions of clause (v) above, no dividend, distribution or payment to Persons directly owning Minority Interests (other than the investors referenced in clause (vi) above) may be made unless with respect to each such anticipated dividend, distribution or payment (each, a “Third Party Dividend”), such distributing Borrower or Subsidiary shall first have remitted a dividend, distribution or payment to each Borrower that has an ownership interest in such distributing Borrower or Subsidiary in an amount not less than the recipient Borrower’s proportionate share (based upon such Borrower’s percentage ownership interest in the such distributing Borrower or Subsidiary) of such Third Party Dividend.

Section 6.09. Transactions with Affiliates. Except for a Permitted Dissolution, the transactions constituting the China Restructuring, the European Tax Restructuring, the Mexican Restructuring, the Intercompany Loan Notes Restructuring, the acquisition or retention of the Intercompany Loan Notes, the Italy Restructuring, the Eurofriction Investment or the Asian Investment and other transactions expressly permitted pursuant to Sections 6.02, 6.03, 6.08, 6.10 and 6.11, sell or transfer any property or assets to, or otherwise engage in or permit to exist any other material transactions with, any of its non-Borrower Affiliates other than in the ordinary course of the Borrowers’ businesses in good faith and at commercially reasonable prices and on commercially reasonable terms and conditions not less favorable to the Borrowers than could be obtained on an arm’s-length basis from a non-Affiliate.

Section 6.10. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, guarantee any obligation of, or make or permit to exist any similar investment in, any other Person (all of the foregoing, but, for the avoidance of doubt, excluding (w) cash on deposit and deposit accounts maintained by the Borrowers and their Subsidiaries in the ordinary course of business in connection with their respective cash management systems, (x) commission, travel and similar advances to officers and employees made in the ordinary course of business, (y) accounts receivable arising in the ordinary course of business on terms customary in the trade and (z) investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, “Investments”), except for (i) Permitted Investments; (ii) Intercompany Loans from one or more of the Borrowers to a Foreign Subsidiary located in the United Kingdom solely to fund the Working Capital Obligations; (iii) Intercompany Indebtedness owing from a Borrower to another Borrower incurred in the ordinary course of business consistent with past practice; (iv) existing Intercompany Indebtedness permitted under Section 6.03(ii); (v) additional Intercompany Loans from one or more of the Borrowers to one or more Non-Debtor Foreign Subsidiaries permitted under Section 6.03(vii) minus Letter of Credit Outstandings in connection with Letters of Credit issued for the account of Non-Debtor Foreign Subsidiaries in accordance with Section 2.03(h); (vi) additional Intercompany Loans from one or more of the Borrowers to one or more of the Non-Debtor Foreign Subsidiaries in an aggregate amount not to exceed at any time the aggregate amount of cash dividends paid to or loans (which have not been repaid) made to the Borrowers after the Filing Date minus Letter of Credit Outstandings in connection with Letters of Credit issued for the account of Non-Debtor Foreign Subsidiaries in accordance with Section 2.03(h); (vii) additional Intercompany Loans from one or more of the Borrowers to one or more of the U.K. Subsidiaries in an aggregate amount not to exceed $25,000,000 minus Letter of Credit Outstandings in connection with Letters of Credit issued for the account of the U.K. Subsidiaries in accordance with Section 2.03(i); (viii) Intercompany Loans from one or more of the Foreign Subsidiaries to one or more of the Borrowers; (ix) (A) loans by the Borrowers to existing or potential customers from whom the Borrowers reasonably expect to obtain a material commercial benefit in a manner consistent with historical practices of the Borrowers and in an aggregate amount not to exceed $25,000,000 at any one time, and (B) equity investments made by the Borrowers in existing customers as set forth on Schedule 6.10(a); (x) up to $15,000,000 note payable to Federal-Mogul Tri-Way Ltd. in connection with the sale of the assets of Federal-Mogul Tri-Way Ltd.; (xi) Intercompany Indebtedness owing from a Non-Debtor Foreign Subsidiary to another Non-Debtor Foreign Subsidiary incurred in the ordinary course of business consistent with past practice; (xii) an Intercompany Loan from a Borrower or a Subsidiary to Federal-

Mogul France, S.A., a French company, in an aggregate principal amount not to exceed €25,000,000; (xiii) the acquisition or retention of the Intercompany Loan Notes by one or more Borrowers or Subsidiaries pursuant to the Top-Up Purchase Agreement and the making by one or more Borrowers or Subsidiaries of Intercompany Loans, whether secured or unsecured, or other Investments in one or more other Borrowers or Subsidiaries in connection therewith; (xiv) up to $460,000 note payable to Federal-Mogul Powertrain, Inc. in connection with the sale of the assets of the Federal-Mogul Powertrain, Inc. Jackson, Michigan camshaft business to Camshaft Machine Company; (xv) up to $2,500,000 note payable to Federal-Mogul Powertrain, Inc. in connection with the sale of the assets of the Federal-Mogul Powertrain, Inc. camshaft business (other than Jackson, Michigan) to Asimco International, Inc.; (xvi) additional investments in a joint venture between Federal Mogul Sealing Systems and Taiho, which joint venture shall be named “TFGG LLC” or such other name of which the Borrowers shall have given the Administrative Agent written notice, and other new joint ventures of the Borrowers and their Subsidiaries or any new wholly-owned Subsidiary (each, a “New Subsidiary”) of the Borrowers or their Subsidiaries formed after the Closing Date (the creation of New Subsidiaries shall only be permitted if (a) no Event of Default shall have occurred and be continuing or would result therefrom; and (b) after such creation all of the representations and warranties contained herein shall be true and correct), provided, however, that such additional investments in new joint ventures and New Subsidiaries shall not exceed $36,000,000 (excluding those investments listed in this Section 6.10(xxix) and (xxx), in the aggregate in any calendar year; (xvii) as part of the consideration received in connection with each asset sale permitted under this Agreement, one or more notes payable to a Borrower or Subsidiary as the seller of such assets, in an aggregate amount not to exceed 25% of the total consideration for the assets sold in such asset sale (or, (x) in the case of the Asset Sale consisting of the sale by certain U.K. Subsidiaries of approximately 52 acres of real property containing a golf course and a foundry in Lydney, England to MMC Developments, Ltd., substantially on the terms described by the Parent to the Lenders prior to the effectiveness of Amendment No. 1 to the Existing DIP Agreement, in an aggregate amount not to exceed 2/3 of the total consideration for the assets sold in such Asset Sale, (y) in the case of the Wagner Brake Fluid Divestiture, in an amount not to exceed 67% of the total consideration for the assets sold in such Asset Sale and (z) in the case of any Asset Sale for a total consideration of not more than $2,000,000, in any amount of the total consideration for the assets sold in such Asset Sale, provided that the aggregate amount of Asset Sales under this clause (z) shall not exceed $20,000,000 in the aggregate during the term of this Agreement); (xviii) up to £260,000 note payable to Engineering Components Limited, an indirect wholly-owned subsidiary of T & N Limited, in connection with the sale of its interest in Pars Washer Manufacturing & Industrial Private Company Limited, an Iranian corporation; (xix) up to $325,000 note payable to Federal-Mogul Products, Inc. in connection with the sale of its investment in a

Mexican joint venture between Federal-Mogul Products, Inc. and Consorcio Larmo, S.A. de C.V., named “Crucetas Mexicanas, S.A. de C.V.”; (xx) any repurchase described in clause (vi) of Section 6.08; (xxi) the transactions constituting Joint Venture Put Obligations, the China Restructuring, the European Tax Restructuring (except for any Restricted Subsidiary Prohibited Indebtedness), the Mexican Restructuring, the Intercompany Loan Notes Restructuring, the Italy Restructuring or the Asian Investment; (xxii) an equity Investment by Federal-Mogul Holding Deutschland GmbH, a German company, in Federal-Mogul Nürenberg GmbH, a German company, resulting from the conversion of all or any portion of a €60,000,000 Intercompany Loan made by Federal-Mogul Holding Deutschland GmbH to Federal-Mogul Nürenberg GmbH into equity; (xxiii) an equity Investment by a Non-Debtor Foreign Subsidiary in FM Sealing Systems GmbH, a German company, in an aggregate amount not to exceed €7,000,000; (xxiv) equity Investment by Federal-Mogul Holding Deutschland GmbH, a German company in Federal-Mogul Gorzyce, S.A., a Polish company, in an aggregate amount not to exceed €45,000,000; (xxv) additional equity Investments by (a) a Borrower in another Borrower, (b) a Non-Debtor Foreign Subsidiary in another Non-Debtor Foreign Subsidiary or (c) a U.K. Subsidiary in another U.K. Subsidiary in an aggregate amount not to exceed $25,000,000 during any calendar year; (xxvi) investments with respect to any receivables securitization arrangements otherwise permitted by the terms of this Agreement; (xxvii) the deposit and investment of cash, cash equivalents and Permitted Investments described in clauses (a) through (g) of the definition thereof to secure the Top-Up Offer in accordance with the provisions of the U.K. Settlement Agreement; (xxviii) the transactions constituting the Eurofriction Investment; (xxix) the investment by Federal-Mogul Ignition Company and FM International LLC in Mexican Holdco; (xxx) the Investment by one or more Borrowers or Subsidiaries in Newco UK; and (xxxi) other Investments not included in (i) through (xxx) above in an amount not to exceed $34,000,000. The Borrowers may neither (a) make any additional Investments in their Foreign Subsidiaries except as permitted hereunder nor (b) transfer any assets or the proceeds of any Loans to any jurisdiction outside of the United States of America except as permitted hereunder. Notwithstanding the provisions of clause (v) above, in no event shall the permitted amount of postpetition Intercompany Loans by the Borrowers to the Non-Debtor Foreign Subsidiaries be less than $100,000,000.

Section 6.11. Disposition of Assets. Sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary of the Borrowers) except for (i) sales of Inventory in the ordinary course of business, (ii) sales of scrap and obsolete Inventory in the ordinary course of business, (iii) sales or other dispositions of the surplus real estate assets of the Borrowers and the Foreign Subsidiaries set forth on Schedule 6.11, (iv) sales or other dispositions of other surplus assets of the Borrowers set forth on Schedule 6.11(a), (v) sales or other dispositions of other surplus assets no longer used in the Borrowers’

business operations for which total consideration shall not exceed $25,000,000 in the aggregate during any period of twelve (12) consecutive months, (vi) sales of accounts receivable by Non-Debtor Foreign Subsidiaries pursuant to Factoring Arrangements and receivables securitizations so long as on any date the sum of (without duplication) (x) the aggregate amount (without duplication) of (A) available commitments in effect on such date under Factoring Arrangements and receivables securitizations and (B) Accounts that have been disposed of pursuant to Factoring Arrangements and receivables securitizations and that are outstanding as of the last day of the calendar month most recently ended on or prior to such date and (y) Indebtedness of Non-Debtor Foreign Subsidiaries incurred pursuant to Section 6.03(vii) shall not exceed $435,000,000, (vii) transfers of accounts receivable and related rights by F-M Canada to any Borrower, (viii) transfers of assets by any Borrower or any of its Domestic Subsidiaries to any Affiliate of the Borrowers incorporated or organized under the laws of a jurisdiction outside of the United States for total consideration not to exceed $28,000,000 in the aggregate during the term of this Agreement, (ix) sales or other dispositions not permitted by any of the foregoing or succeeding clauses for total consideration not to exceed $75,000,000 in the aggregate during the term of this Agreement, (x) involuntary dispositions on account of the loss of or damage to assets resulting in payments of insurance proceeds or involuntary dispositions arising from the taking by condemnation or eminent domain of assets resulting in awards of compensation, (xi) the dissolution of Federal-Mogul Limited, a Cayman Islands company, and Productos de Frenos Automotrices de Calidad S.A. de C.V., a Mexican company, each of which is a dormant Subsidiary, (xii) the disposition of assets pursuant to a Permitted Dissolution, (xiii) transactions constituting the China Restructuring, the European Tax Restructuring, the Mexican Restructuring, the Intercompany Loan Notes Restructuring, the Italy Restructuring or the Asian Investment, (xiv) the sale of the business and assets of Eurofriction as contemplated by Section 23 of the U.K. Settlement Agreement or as part of the Eurofriction Investment, (xv) the sale of assets pursuant to the Wagner Brake Fluid Divestiture, (xvi) the sale or other disposition by the Parent or any of its Subsidiaries of in-plant maintenance, repair and operations and perishable tooling operations to third parties in connection with the outsourcing of such operations for aggregate consideration not to exceed $10,000,000, and (xvii) the sale or other disposition of assets by (a) a Borrower to another Borrower, (b) a Non-Debtor Foreign Subsidiary to another Non-Debtor Foreign Subsidiary or (c) a U.K. Subsidiary to another U.K. Subsidiary.

Section 6.12. Nature of Business. (i) Modify or alter in any material manner the nature and type of its business as conducted at or prior to the Closing Date or the manner in which such business is conducted (except as required by the Bankruptcy Code) and (ii) cause any Restricted Subsidiary to cease to be a Holding Company.

Section 6.13. Transactions among Borrowers. Except to the extent existing on the Closing Date and disclosed on Schedule 6.13, permit, place or agree to permit or place any restrictions on the payment of dividends or other distributions among the Borrowers or their Subsidiaries or Affiliates or the making of advances or any other cash payments among the Borrowers or their Subsidiaries or Affiliates, except such restrictions as may arise directly as a result of the U.K. Administration.

Section 6.14. Right of Subrogation among Borrowers. Assert any right of subrogation against any other Borrower until all Borrowings and all Letters of Credit are paid in full and the Total Commitment is terminated, or in the case of Letters of Credit, supported by back-to-back letters of credit, cash collateral or otherwise, as permitted by Section 2.03(b).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable period of grace (if any) set forth below (each, an “Event of Default”):

(a) any representation or warranty made by any Borrower in this Agreement or in any Loan Document or in connection with this Agreement or the credit extensions hereunder or any statement or representation made in any report, financial statement, certificate or other document furnished by any Borrower to the Lenders under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered; or

(b) (i) default shall be made in the payment of any principal of the Loans or Swing Line Loans, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; (ii) default shall be made in the payment of any reimbursement obligations or cash collateralization in respect of Letters of Credit; or (iii) default shall be made in the payment of any fees or interest on the Loans or Swing Line Loans or other amounts payable by the Borrowers hereunder when due, and such default described in this clause (iii) shall continue unremedied for three (3) Business Days; or

(c) default shall be made by any Borrower or any of its Subsidiaries in the due observance or performance of any covenants, conditions or agreements contained in Article 6 hereof; or

(d) default shall be made by any Borrower or any of its Subsidiaries in the due observance or performance of any covenant, condition or agreement

(other than the covenants, conditions or agreements contained in Article 6 hereof) to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than ten (10) days; or

(e) any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Borrower shall file a motion or other pleading seeking the dismissal of any of the Cases or the U.K. Subsidiary Proceedings under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases or the U.K. Subsidiary Proceedings and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within thirty (30) days after the entry thereof; an application shall be filed by any Borrower for the approval of any other Superpriority Claim (other than the Carve-Out and other than as set forth in the Approval Order) in any of the Cases or the U.K. Subsidiary Proceedings which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against any Borrower hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or the Bankruptcy Court shall enter an order terminating the use of cash collateral for the purposes described in Section 3.10; or

(f) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Borrowers which have a value in excess of $1,000,000 in the aggregate; or

(g) a Change of Control shall occur; or

(h) the Borrowers shall fail to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than five (5) Business Days (it being understood that an Event of Default under this clause (h) shall be cured upon delivery of the certified Borrowing Base Certificate that was failed to be delivered or a certified Borrowing Base Certificate that sets forth the Borrowing Base as of a date more recent that that required by the Borrowing Base Certificate that was failed to be delivered); or

(i) any provision of any Loan Document shall, for any reason, cease to be valid and binding on any of the Borrowers, or any of the Borrowers shall so assert in any pleading filed in any court; or

(j) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period in excess of ten (10) days, vacating or otherwise modifying the Approval Order except, in any such case, as approved by the Administrative Agent in its sole discretion; or

(k) any judgment or order as to a post-petition liability or debt for the payment of money (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in excess of $3,000,000 shall be rendered against any of the Borrowers or any of their Subsidiaries and the enforcement thereof shall not have been stayed (by court-ordered stay or by consent of the party litigants), it being understood that Federal Rule of Civil Procedure 62(a) provides for a ten-day stay of enforcement of money judgments; or

(l) any non-monetary judgment or order with respect to a post-petition event shall be rendered against any Borrower or any of its Subsidiaries which does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Borrowers and their Subsidiaries (other than the U.K. Subsidiaries), taken as a whole, on a consolidated basis, (ii) have a material adverse effect on the ability of any of the Borrowers to perform their respective obligations under any Loan Document, or (iii) have a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any Borrower or its Subsidiaries shall make any Prepetition Payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or payables (including, without limitation, reclamation claims) other than (A) Prepetition Payments to be made to the creditors of the U.K. Subsidiaries in accordance with the terms of schemes of arrangement and/or company voluntary arrangements to be proposed by the U.K. Administrators in accordance with the terms of the U.K. Settlement Agreement, and (B) Prepetition Payments authorized by the Bankruptcy Court in respect of: (i) accrued payroll and related employee benefit expenses as of the Filing Date, (ii) the assumption of executory contracts and unexpired leases, (iii) materialmen’s liens and prepetition claims of Critical Trade Vendors (or advances or deposits or other credit support in lieu thereof), all as described in the Order Authorizing, But Not Requiring, Payment of Certain Critical Prepetition Trade Vendor Claims, in an aggregate amount not to exceed $50,000,000, subject to the Administrative Agent’s satisfaction with the Borrowers’ Critical Trade Vendor program, (iv) prepetition claims of customers or advances or deposits or other credit support in lieu thereof (pursuant to a payment program for such items acceptable to the Administrative Agent, in its discretion), all as described in the

Order Authorizing Debtors to Honor Certain Prepetition Obligations to Customers & To Continue Customer Accommodation Programs & Practices in Ordinary Course of Business, in an aggregate amount not to exceed $40,000,000, (v) prepetition claims of freight carriers or advances or deposits or other credit in lieu thereof, all as described in the Order (I) Authorizing, But Not Directing, Payment of Certain Prepetition Shipping Charges, Import Obligations, Warehousing Charges & Related Possessory Liens & (II) Confirming Administrative Expense Status of Obligations Arising from Postpetition Delivery of Goods, in an aggregate amount not to exceed $7,000,000, (vi) prepetition claims of taxing authorities or advances or deposits or other credit support in lieu thereof, all as described in the Order Authorizing Payment of Sales, Use, Property, Franchise & Other Fiduciary Taxes, in an aggregate amount not to exceed $7,000,000 (exclusive of payroll taxes), (vii) prepetition claims of non-affiliated foreign creditors of the Parent relating to the Kontich, Belgium warehouse, or advances or deposits or other credit support in lieu thereof, all as described in the Order Authorizing Payment of Certain Prepetition Claims Related to Debtors’ Belgium & Taiwan Facilities, in an aggregate amount not to exceed $800,000, (viii) prepetition claims of creditors in connection with the Borrowers’ procurement card program or advances or deposits or other credit support in lieu thereof, all as described in the Order Authorizing Payment of Certain Prepetition Amounts Owing under Procurement Card System to Bank One, N.A., in an aggregate amount not to exceed $500,000, (ix) retention of title payments, required by statute, to trade vendors in the United Kingdom made by U.K. Subsidiaries estimated to be up to $12,000,000, (x) any underfunded pension obligation (contingent, liquidated or unliquidated) existing on the Filing Date under pension plans in existence on the Filing Date, which payment must be authorized by separate order of the Bankruptcy Court, upon notice and a hearing, (xi) the monthly payment of current interest and letter of credit fees (and the payment of all interest and fees that are accrued and unpaid as of the commencement of the Cases) at the applicable non-default rates (including LIBOR pricing options) provided for pursuant to the Prepetition Credit Agreement, all as described in the Approval Order, (xii) the regularly scheduled payment of premiums, if any, payable to the Surety Bond providers at the applicable non-default rates set forth in the agreements with respect thereto, all as described in the Approval Order; (xiii) the adequate protection payments payable to the collateral trustee for the benefit of the holders under the Indentures, all as described in the Approval Order; or (xiv) prior to making any Prepetition Payments described in clause (A) above, payments in respect of certain U.K. pension contributions solely to the extent required under the Schedule of Contributions for the relevant U.K. pension scheme; provided, however, that payments to be made by the Borrowers or their Subsidiaries in respect of such U.K. pension contributions shall not, in any event, exceed £1,100,000 for any fiscal month of the Borrowers or their Subsidiaries, except that in connection with the transfer of the assets and liabilities of the STS Pension and Life Assurance Scheme and the STS Executive Pension Scheme to

the T&N Retirement Benefits Scheme (1989), the Borrowers or their Subsidiaries may make an additional one-time required contribution to the relevant U.K. pension scheme in an amount not to exceed £1,100,000; or

(n) any Borrower or its Subsidiaries shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of the Tranche C Loans, except as provided in the Approval Order; or

(o) any Termination Event described in clauses (iii) or (iv) of the definition of such term shall have occurred and shall continue unremedied for more than ten (10) days and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of the Plan in respect of which such Termination Event shall have occurred and be continuing and the Insufficiency of any and all other Plans with respect to which such a Termination Event (described in such clauses (iii) or (iv)) shall have occurred and then exist is equal to or greater than $1,000,000; or

(p) (i) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $1,000,000 allocable to post-petition obligations or requires payments exceeding $1,000,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by such Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or

(q) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $1,000,000; or

(r) any Borrower or any ERISA Affiliate thereof shall have committed a failure described in Section 302(f)(l) of ERISA (other than the failure to make any contribution accrued and unpaid as of the Filing Date) and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $1,000,000; or

(s) it shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that any Borrower is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable environmental laws or regulations the payment of which will have a material adverse effect on the financial condition, business, properties, operations or assets of the Borrowers, taken as a whole, and the enforcement thereof shall not have been stayed;

then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, the Administrative Agent may, and at the request of the Required Revolving Credit Lenders, Required Term Lenders or Swing Line Lender, as specified below, shall, take one or more of the following actions without further order of or application to the Bankruptcy Court, provided that with respect to item (iv) below and the enforcement of liens or other remedies with respect to collateral referred to in item (v) below, the Administrative Agent shall provide the Borrowers (with a copy to counsel for the Official Creditors’ Committee appointed in any of the Cases and to the United States Trustee for the Bankruptcy Court’s District) with five (5) business days’ prior written notice (a “Default Notice”): (i) at the request of the Required Revolving Credit Lenders or the Required Term Lenders, terminate forthwith the Total Commitment of such Class; (ii) at the request of the Required Revolving Credit Lenders or Required Term Lenders (or in the case of the Swing Line Loans, at the request of the Swing Line Lender), declare the Loans of such Class (or the Swing Line Loans in the case of a request by the Swing Line Lender) then outstanding to be forthwith due and payable, whereupon the principal of the Loans of such Class (or the Swing Line Loans, if applicable), together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document with respect to the Loans of such Class (or the Swing Line Loans, if applicable), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) at the request of the Required Revolving Credit Lenders, require the Borrowers upon demand to forthwith deposit in the Letter of Credit Account cash in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to the sum of 105% of the then Letter of Credit Outstandings (and to the extent the Borrowers shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Borrowers maintained with the Administrative Agent in such amount five (5) Business Days after the giving of a Default Notice (such period, the “Default Notice Period”)); (iv) at the request of the Required Revolving Credit Lenders, set-off amounts in the Letter of Credit Account or any other accounts maintained with the Administrative Agent or any other Lender or their affiliates and apply such amounts to the obligations of the Borrowers hereunder and in the other Loan Documents; and/or (v) at the request of the Required Revolving Credit Lenders, Required Term Lenders or Swing Line Lender, exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Revolving Credit Lenders, Term Lenders or Swing Line Lenders, as applicable.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Administration by Administrative Agent. The general administration of the Loan Documents shall be performed by the Administrative Agent. Each Lender hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto (including the release of Collateral in connection with any transaction that is expressly permitted by the Loan Documents). The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

Section 8.02. Advances and Payments. (a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders of the relevant Class, the amount of the Loan to be made by such Lender in accordance with its Commitment hereunder. Should the Administrative Agent do so, each of such Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.20, 8.06, 10.05 and 10.06), the application of which is not otherwise provided for in this Agreement or in the Intercreditor Agreement, shall be applied, first, in accordance with each Lender’s Class Percentage to pay accrued but unpaid Commitment Fees or Letter of Credit Fees, and second, ratably, (x) in accordance with each Revolving Credit Lender’s Class Percentage to pay accrued but unpaid interest and the principal balance outstanding of all Revolving Credit Loans and all unreimbursed Letter of Credit drawings, and (y) in accordance with each Term Lender’s Class Percentage to pay accrued but unpaid interest and the principal balance outstanding of all Term Loans. All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

Section 8.03. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment in respect of its Loans of either Class as a result of which the unpaid portion of its Loans of such Class is proportionately less than the unpaid portion of the Loans of such Class of any other Lender of such Class, (a) such Lender shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender of such Class a participation in the Loans of such Class of such other Lender of such Class, so that the aggregate unpaid principal amount of each Lender’s Loans of such Class and such Lender’s participation in Loans of such Class of the other Lenders of such Class shall be in the same proportion to the aggregate unpaid principal amount of all Loans of such Class then outstanding as the principal amount of its Loans of such Class prior to the obtaining of such payment was to the principal amount of all Loans of such Class outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders of such Class share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). Each of the Borrowers expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker’s lien, setoff (in each case, subject to the same notice requirements as pertain to clause (iv) of the remedial provisions of Section 7.01) or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender as fully as if such Lender held a Note and was the original obligee thereon, in the amount of such participation.

Section 8.04. Agreement of Required Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of (i) the Required Lenders, (ii) the Required Revolving Credit Lenders or Super-majority Revolving Credit Lenders or (iii) the Required Term Lenders or Super-majority Term Lenders, action shall be taken by the Administrative Agent for and on behalf or for the benefit of all Lenders (or all Lenders of the applicable Class) upon the direction of the requisite Lenders specified herein, and any such action shall be binding on all Lenders (or Lenders of the applicable Class). No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 10.10.

Section 8.05. Liability of Administrative Agent. (a) The Administrative Agent, when acting on behalf of the Lenders, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents, and employees, and neither the Administrative Agent nor its directors, officers, agents, employees or Affiliates shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent and its respective directors, officers, agents, employees and Affiliates shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders (or from the requisite Lenders specified herein for a particular purpose) or in reliance upon the advice of counsel selected by the Administrative Agent. Without limiting the foregoing, neither the Administrative Agent, nor any of its respective directors, officers, employees, agents or Affiliates shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

(b) Neither the Administrative Agent nor any of its respective directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender or by the Borrowers of any of their obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

(c) The Administrative Agent, in its capacity as Administrative Agent hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a person or persons believed by it to be the proper person or persons, and the Administrative Agent shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

Section 8.06. Reimbursement and Indemnification. Each Lender agrees (i) to reimburse the Administrative Agent for such Lender’s Class Percentage of (x) any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrowers and (y) any expenses of the Administrative Agent incurred for the benefit of the Lenders that the Borrowers have agreed to reimburse pursuant to Section 10.05 and have failed to so reimburse and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from their respective gross negligence or willful misconduct).

Section 8.07. Rights of Administrative Agent. It is understood and agreed that CUSA shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Borrower, as though it were not the Administrative Agent of the Lenders under this Agreement.

Section 8.08. Independent Lenders. Each Lender acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrowers and agrees that the Administrative Agent shall bear no responsibility therefor.

Section 8.09. Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender shall have been received by the Administrative Agent.

Section 8.10. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be reasonably satisfactory to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, and which shall be reasonably satisfactory to the Borrowers. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE 9

GUARANTY

Section 9.01. Guaranty. (a) Each of the Borrowers unconditionally and irrevocably guarantees the due and punctual payment and performance by the Excluded Subsidiaries under any Letters of Credit issued for the account thereof (collectively the “Guaranteed Obligations”). The Borrowers further agree that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from them, and they will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Guaranteed Obligations.

(b) Each of the Borrowers waives presentation to, demand for payment from and protest to the Excluded Subsidiaries or the Borrowers, and also waives notice of protest for nonpayment. The Obligations of the Borrowers, as guarantors of the Guaranteed Obligations hereunder, shall not be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Excluded Subsidiaries or the Borrowers under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Guaranteed Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) the release or substitution of any other guarantor of the Guaranteed Obligations.

(c) The Borrowers further agree that this guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or a Revolving Credit Lender to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or a Revolving Credit Lender in favor of any Excluded Subsidiary or the Borrowers, or to any other Person.

(d) The Borrowers hereby waive any defense that they might have based on a failure to remain informed of the financial condition of the Excluded Subsidiaries and any of the other Borrowers and any circumstances affecting the ability of the Excluded Subsidiaries or the Borrowers to perform under this Agreement.

(e) The Borrowers’ guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to this guaranty. Neither the Administrative Agent nor any of the Revolving Credit Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to the Borrowers in respect of the management and maintenance of the Guaranteed Obligations.

(f) Subject to the provisions of Section 7.01, upon any of the Guaranteed Obligations becoming due and payable (by acceleration or otherwise), the Revolving Credit Lenders shall be entitled to immediate payment of such Guaranteed Obligations by the Borrowers upon written demand by the Administrative Agent, without further application to or order of the Bankruptcy Court.

Section 9.02. No Impairment of Guaranty. The obligations of the Borrowers, as guarantors of the Guaranteed Obligations hereunder, shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations. Without limiting the generality of the foregoing, the obligations of the Borrowers hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or a Revolving Credit Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Borrowers, as guarantors of the Guaranteed Obligations, or would otherwise operate as a discharge of the Borrowers, as guarantors of the Guaranteed Obligations, as a matter of law, unless and until the Guaranteed Obligations are paid in full.

Section 9.03. Subrogation. Upon payment by the Borrowers, as guarantors of the Guaranteed Obligations, of any sums to the Administrative

Agent or a Revolving Credit Lender hereunder, all rights of the Borrowers against any of the Excluded Subsidiaries or any other Borrower or guarantor arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Guaranteed Obligations. If any amount shall be paid to the Borrowers, as guarantors of the Guaranteed Obligations, for the account of any of the Foreign Subsidiaries or any other Borrower, such amount shall be held in trust for the benefit of the Administrative Agent and the Revolving Credit Lenders and shall forthwith be paid to the Administrative Agent and the Revolving Credit Lenders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. Notices and other communications provided for herein shall be in writing (including facsimile communication) and shall be mailed, transmitted or delivered to any Borrower at c/o Federal-Mogul Corporation, World Headquarters, 26555 Northwestern Highway, Southfield, Michigan 48034, Attention: Jim Zabriskie, Telephone: (248) 354-8673 and Telecopy: (248) 354-6746, with copies to David A. Bozynski, Telephone: (248) 354-9469 and Telecopy: (248) 354-6746, and John Gasparovic, Telephone: (248) 354-9924 and Telecopy: (248) 354-2659, and to any Lender, the Administrative Agent or the Swing Line Lender at its address set forth on Annex B hereto, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail; or when receipt is acknowledged, if by any facsimile equipment of the sender; in each case addressed to such party as provided in this Section 10.01 or in accordance with the latest unrevoked written direction from such party; provided, however, that in the case of notices to the Administrative Agent and the Swing Line Lender, notices pursuant to the preceding sentence with respect to change of address and pursuant to Article 2 shall be effective only when received by the Administrative Agent or Swing Line Lender, as applicable.

Section 10.02. Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrowers hereunder with respect to the Borrowers.

Section 10.03. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns. The Borrowers may neither assign nor transfer any of their rights or obligations hereunder without the prior written consent of all of the Lenders. Each Lender may sell participations to any Person in all or part of any Loan, or all or part of its Commitment, in which event, without limiting the foregoing, the provisions of Section 2.16 shall inure to the benefit of each purchaser of a participation (provided that such participant shall look solely to the seller of such participation for such benefits and the Borrowers’ liability, if any, under Sections 2.16 and 2.19 shall not be increased as a result of the sale of any such participation) and the pro rata treatment of payments, as described in Section 2.18, shall be determined as if such Lender had not sold such participation. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of each of the Borrowers relating to its Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement (provided that such Lender may grant its participant the right to consent to such Lender’s execution of amendments, modifications or waivers which (i) reduce any Fees payable hereunder to the Lenders, (ii) reduce the amount of any scheduled principal payment on any Loan or reduce the principal amount of any Loan or the rate of interest payable hereunder or (iii) extend the maturity of the Borrowers’ obligations hereunder). The sale of any such participation shall not alter the rights and obligations of the Lender selling such participation hereunder with respect to the Borrowers.

(b) Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment of either Class and the same portion of the related Loans at the time owing to it), provided, however, that (i) in the case of an assignment of all or a portion of a Lender’s interests, rights and obligations under this Agreement in respect of such Lender’s Commitment to any Person other than a then Lender, the Administrative Agent must give its prior written consent to such assignment, which consent will not be unreasonably withheld, (ii) solely in the case of a Revolving Credit Commitment, other than in the case of an assignment to any Lender Affiliate or to an Approved Fund of a Lender or to a Person at least 50% owned by the assignor Lender, or by a common parent of both, or to another Lender, the Administrative Agent, the Fronting Bank and, so long as no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, the Borrowers, must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld, (iii) other than in the case of an assignment to any Lender Affiliate or to an Approved Fund of a Lender or to a Person at least 50% owned by the assignor Lender, or by a common parent of both, or to another Lender, the aggregate amount of the Commitment of the relevant Class and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall, unless otherwise agreed to in writing by the Borrowers and the Administrative Agent, in no event be less than $1,000,000 or the remaining portion of such Lender’s Commitment and/or Loans of the relevant Class, if less, (iv) solely in the case of a Term Loan, no portion of any Term Loan may be assigned to any Competitor of the Borrowers named in the most recent list of Competitors furnished by the Borrowers to the Administrative Agent and the Term Lender for this purpose, which list shall be agreed to by the Administrative Agent, unless the Borrowers have consented to such assignment and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance with blanks appropriately completed, together with a processing and recordation fee of $3,500 (for which the Borrowers shall have no liability). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be within ten (10) Business Days after the execution thereof (unless otherwise agreed to in writing by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the

Borrowers of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 3.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments of the Lenders, the principal amount of the Loans owing to each Lender and the Letter of Credit Outstandings and participations in Swing Line Loans held by each Revolving Credit Lender, in each case from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the fee payable in respect thereto, the Administrative Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled and consented to by the Administrative Agent and the Fronting Bank (to the extent such consent is required hereunder), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrowers (together with a copy thereof). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of any of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.04.

(g) Each of the Borrowers hereby agrees to actively assist and cooperate with the Administrative Agent in the Administrative Agent’s efforts to sell participations herein (as described in Section 10.03(a)) and assign to one or more Lenders or Eligible Assignees a portion of its interests, rights and obligations under this Agreement (as set forth in Section 10.03(b)).

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.04. Confidentiality. Each Lender agrees to keep any information delivered or made available by any of the Borrowers to it confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any of its Affiliates or to any other Lender, provided such Affiliate agrees to keep such information confidential to the same extent required by the Lenders hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender’s legal counsel and independent auditors, and (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 10.03(f). Each Lender shall notify the Borrowers of any required disclosure under clause (ii) of this Section; provided, however, that the failure of any such Lender to provide such notification shall not limit, alter or otherwise affect any of the Borrowers’ obligations under this Agreement.

Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder (and any employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s United States Federal income tax treatment and the United

States Federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, provided, however, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 10.05. Expenses. The Borrowers agree to pay all reasonable expenses incurred by the Administrative Agent and CGMI (including, without limitation, the reasonable fees and disbursements of Davis Polk & Wardwell, counsel for the Administrative Agent, any other counsel that the Administrative Agent shall retain and any internal or third-party appraisers, consultants and auditors advising the Administrative Agent and CGMI and their counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the making of the Loans and the issuance of the Letters of Credit, the perfection of the Liens contemplated hereby, the syndication of the transactions contemplated hereby, the costs, fees and expenses of the Administrative Agent and CGMI in connection with monthly and other periodic field audits, monitoring of assets (including reasonable and customary internal collateral monitoring fees) and publicity expenses, any costs or expenses incurred by the Administrative Agent pursuant to the Approval Order, and, following the occurrence of an Event of Default, all expenses incurred by the Lenders and the Administrative Agent in the enforcement or protection of the rights of any one or more of the Lenders or the Administrative Agent in connection with this Agreement or the other Loan Documents, including but not limited to the reasonable fees and disbursements of any counsel for the Lenders or the Administrative Agent. Such payments by the Borrowers shall be made upon delivery of a statement setting forth such costs and expenses. The obligations of the Borrowers under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

Section 10.06. Indemnity. Each of the Borrowers agrees to indemnify and hold harmless the Administrative Agent, CGMI and the Lenders and their directors, officers, employees, trustees, advisors, agents and Affiliates (each an “Indemnified Party”) from and against any and all expenses, losses, claims, damages and liabilities incurred by such Indemnified Party arising out of claims made by any Person in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct or breach of an express contractual obligation of such Indemnified Party. The obligations of the Borrowers under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

Section 10.07. Choice of Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND THE BANKRUPTCY CODE.

Section 10.08. No Waiver. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.09. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.10. Amendments, etc. (a) No modification, amendment or waiver of any provision of this Agreement or the Security and Pledge Agreement, and no consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given (it being understood that the addition of F-M Canada as a Borrower and the inclusion of its accounts receivable in the Borrowing Base in accordance with Section 10.19 shall not require the consent of any Lender); provided, however, that no such modification or amendment shall without the written consent of the Lender affected thereby (x) increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender), or (y) reduce the principal amount of any Loan (or any unreimbursed Letter of Credit) or the rate of interest payable thereon, or extend any date for the payment of interest, principal or fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrowers’ obligations hereunder; and, provided, further, that no such modification or amendment shall without the written consent of (A) all of the Lenders (i) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (ii) amend this Section 10.10 or the definition of Required Lenders, (iii) release all or substantially all of the Collateral from the Liens created under the Loan Documents or (iv) amend or modify the Superpriority Claim status of the Lenders contemplated by Section 2.24 or (B) the Super-majority Revolving Credit Lenders (i) release any Borrower, in its capacity as a guarantor of the Guaranteed

Obligations or from its joint and several obligations under Section 2.07, (ii) alter the eligibility standards used in determining the Borrowing Base in a manner which would increase the amount of the Borrowing Base, (iii) increase the advance rates in the calculation of the Borrowing Base, (iv) increase the Total Revolving Credit Commitment to an amount in excess of $500,000,000, (v) increase the advance rates in calculation of the Borrowing Base, (vi) release any Collateral that is a Current Asset (other than all or substantially all of the Collateral) or (vii) alter the last sentence of Section 2.14(b) in a manner adverse to the Revolving Credit Lenders or (C) the Super-Majority Term Lenders (i) release any Collateral that is a Fixed Asset (other than all or substantially all of the Collateral) or (ii) alter the last sentence of Section 2.14(b) in a manner adverse to the Term Lenders or (D) a Cash Management Provider amend or modify clause (y) of Section 6.03(vi) (or enter into any amendment or waiver of this Agreement that would have the effect of modifying clause (y) of Section 6.03(vi)) in a manner that would adversely affect such Cash Management Provider, such consent not to be unreasonably withheld or delayed, and provided further that any amendment or modification of the Security and Pledge Agreement that requires the consent of a Cash Management Provider pursuant to Section 21 thereof shall not be effective unless and until such consent is obtained, such consent not to be unreasonably withheld or delayed. No such amendment or modification may adversely affect the rights and obligations of (i) the Administrative Agent, (ii) the Fronting Bank or (iii) the Swing Line Lender, in each case without its prior written consent. No notice to or demand on any Borrower shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.03(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest in the Loans held by such Lender. No amendment to this Agreement shall be effective against any Borrower unless in writing and signed by such Borrower.

(b) Notwithstanding anything to the contrary contained in Section 10.10(a), in the event that any Borrower requests that this Agreement be modified or amended in a manner which would require the consent of each Lender affected thereby (or the consent described in clauses (B) or (C) of the first sentence in Section 10.10(a)) and such modification or amendment is agreed to by the Super-majority Lenders (or the Super-majority Revolving Credit Lenders in the case of Clause (B) of Section 10.10(a) or Supermajority Term Lenders in the case of clause (C) of Section 10.10(a)), then with the consent of the Borrowers and the Super-majority Lenders (or the Super-majority Revolving Credit Lenders in the case of Clause (B) of Section 10.10(a) or Supermajority Term Lenders in the case of clause (C) of Section 10.10(a)), the Borrowers and the Super-majority Lenders (or the Super-majority Revolving Credit Lenders in the case of Clause (B) of Section 10.10(a) or Supermajority Term Lenders in the case of clause (C) of Section 10.10(a)) shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by such Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders (unless such Minority Lender is a Term Lender whose Commitment has already expired), (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Revolving Credit Commitment of one or more of the Super-majority Revolving Credit Lenders, so that the Total Revolving Credit Commitment after giving effect to such amendment shall be in the same amount as the Total Revolving Credit Commitment immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans of the relevant Class by such new financial institutions or Super-majority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of such Class of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.

Section 10.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.12. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Section 10.14. Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any Borrower and any Lender or the Administrative Agent prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided herein with respect to the Fee Letter).

Section 10.15. Further Assurances. Whenever and so often as reasonably requested by the Administrative Agent, the Borrowers will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Administrative Agent all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

Section 10.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.17. Subordination of Intercompany Indebtedness. Each of the Borrowers agrees that any and all Intercompany Indebtedness owed to any Borrower shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations. Notwithstanding any right of any Borrower to ask, demand, sue for, take or receive any payment in respect of any Intercompany Indebtedness owed to any Borrower, any and all rights, liens and security interests of any Borrower, whether now or hereafter arising and howsoever existing, in any assets of any other Subsidiary of Parent (whether constituting part of Collateral given to the Administrative Agent for the benefit of the Lenders to secure payment of all or any part of the Obligations or otherwise) shall be and are subordinated to the rights of the Administrative Agent and the Lenders in those assets. No Borrower shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lenders have been terminated. So long as any Event of Default shall have occurred and be continuing, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Intercompany Indebtedness owed by any Borrower shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied. Each of the Borrowers irrevocably authorizes and empowers the Administrative Agent to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of any Borrower such proofs of claim and take such other action, in the Administrative Agent’s own name or in the name of the applicable Borrower or otherwise, as the Administrative Agent may deem necessary or advisable for the enforcement of this Section 10.17. The Administrative Agent may vote such proofs of claim in any such proceeding, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and apply the same on account of any of the Obligations. Should any payment, distribution, security or instrument or proceeds thereof be received by any Borrower upon or with respect to the Intercompany Indebtedness at any time an Event of Default shall have occurred and be continuing and prior to the satisfaction of all of the Obligations and the termination of all financing arrangements among the Borrowers and the Lenders, the applicable Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Lenders and shall so long as any Event of Default shall have occurred and be continuing promptly deliver the same to the Administrative Agent, for the benefit of the Lenders, in precisely the form received (except for the endorsement or assignment of the applicable Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the applicable Borrower as the property of the Lenders. If any Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. So long as any Event of Default shall have occurred and be continuing, the Borrowers agree that until the Obligations have been paid in full (in cash) and satisfied and all financing arrangements among the Borrowers and the Lenders have been terminated, the Borrowers will neither assign nor transfer to any Person (other than the Administrative Agent) any claim the Borrowers have or may have against any other Subsidiary of Parent.

Section 10.18. Excluded Subsidiaries. Notwithstanding any provision of any Loan Document or the Approval Order to the contrary, no more than 66% of the capital stock (or comparable equity interests) in or of any Excluded Subsidiary other than Federal-Mogul, S.A. – France which is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, shall be pledged or similarly hypothecated to guaranty or support any Obligations of any Borrower. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 10.18 shall be void ab initio.

Section 10.19. Addition of F-M Canada as Borrower. The Parent shall have the right to request that F-M Canada, a wholly-owned Subsidiary of the Parent, become a “Borrower” under this Agreement and that its accounts receivable and inventory be included in the Borrowing Base. Any such request shall be made in writing to the Administrative Agent, and the Administrative Agent shall determine, in its sole discretion, whether to agree to such request. If the Administrative Agent shall agree to any such request, F-M Canada shall become an additional Borrower under the Loan Documents (and be subject to all the obligations of a “Borrower” under the Loan Documents) on the date of satisfaction of the following conditions (the “F-M Canada Addition Date”):

(a) the Administrative Agent shall have received (i) a supplement to this Agreement substantially in the form of Exhibit F hereto and (ii) a supplement to the Security and Pledge Agreement substantially in the form of Exhibit A to the Security and Pledge Agreement, in each case duly executed and delivered by F-M Canada;

(b) the Administrative Agent shall have received for F-M Canada each of the documents specified in Section 4.01(a) (with references in such Section to “Closing Date” being deemed references to the F-M Canada Addition Date);

(c) the Administrative Agent shall have received evidence satisfactory to it that all assets of F-M Canada that would constitute “Collateral” under the Security and Pledge Agreement shall be subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Lenders; and

(d) the Administrative Agent shall have received such other approvals (including without limitation orders of the Bankruptcy Court), opinions of counsel (including without limitation opinions with respect to creation and perfection of security interests) or documents as the Administrative Agent may request in its discretion in connection with the addition of F-M Canada as a Borrower under the Loan Documents.

From and after the F-M Canada Addition Date, the Borrowing Base shall include the accounts receivable of F-M Canada, on the terms and subject to the conditions specified by the Administrative Agent in its sole discretion.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWERS:

FEDERAL-MOGUL CORPORATION

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

J.W.J. HOLDINGS INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

CARTER AUTOMOTIVE COMPANY, INC.

By:
Name:	David A. Bozynski
Title:	President and Treasurer

FEDERAL MOGUL VENTURE CORPORATION

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL GLOBAL PROPERTIES, INC.

By:
Name:	David A. Bozynski
Title:	President and Treasurer

FEDERAL-MOGUL WORLD WIDE, INC.

By:
Name:	David A. Bozynski
Title:	President and Treasurer

FELT PRODUCTS MFG. CO.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL U.K. HOLDINGS INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL GLOBAL INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

T&N INDUSTRIES INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FERODO AMERICA, INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

GASKET HOLDINGS INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL MYSTIC, INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL PRODUCTS, INC.

By:
Name:	David A. Bozynski
Title:	President and Treasurer

FEDERAL-MOGUL FX, INC.

By:
Name:	David A. Bozynski
Title:	President

FEDERAL-MOGUL POWERTRAIN, INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL PISTON RINGS, INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

MCCORD SEALING, INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL DUTCH HOLDINGS INC.

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

FEDERAL-MOGUL IGNITION COMPANY

By:
Name:	David A. Bozynski
Title:	Vice President and Treasurer

CITICORP USA, INC., as Administrative Agent and Swing Line Lender

By:
Name:
Title:

CITIBANK, N.A., as Fronting Bank

By:
Name:
Title:

LENDERS:

CITICORP USA, INC., as Revolving Credit Lender and Term Lender

By:
Name:
Title:

ALLIED IRISH BANKS plc., as Revolving Credit Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Revolving Credit Lender

By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC, as Revolving Credit Lender

By:
Name:
Title:

LASALLE BUSINESS CREDIT LLC, f/k/a STANDARD FEDERAL BANK, N.A., as Revolving Credit Lender

By:
Name:
Title:

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as Revolving Credit Lender

By:
Name:
Title:

NATIONAL CITY BUSINESS CREDIT, INC., as Revolving Credit Lender

By:
Name:
Title:

NORTH FORK BUSINESS CAPITAL CORPORATION, as Revolving Credit Lender

By:
Name:
Title:

SIEMENS FINANCIAL SERVICES, INC., as Revolving Credit Lender

By:
Name:
Title:

UPS CAPITAL CORPORATION, as Revolving Credit Lender

By:
Name:
Title:

WACHOVIA CAPITAL FINANCE CORPORATION (Central), as Revolving Credit Lender and Term Lender

By:
Name:
Title:

WELLS FARGO FOOTHILL, LLC, as Revolving Credit Lender

By:
Name:
Title:

CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM, as Revolving Credit Lender

By:
Name:
Title:

SMBC DIP LIMITED, as Revolving Credit Lender

By:
Name:
Title:

CALYON NEW YORK BRANCH, as Revolving Credit Lender

By:
Name:
Title: